Exhibit a(1)(A)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

NEXTEST SYSTEMS CORPORATION

BY

NAC EQUIPMENT CORPORATION

A WHOLLY OWNED SUBSIDIARY OF

TERADYNE, INC.

AT

$20.00 PER SHARE NET TO SELLERS

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, AT THE END OF WEDNESDAY, JANUARY 23, 2008, UNLESS THE OFFER IS EXTENDED.

Teradyne, Inc. (“Teradyne”), through its wholly owned subsidiary, NAC Equipment Corporation (“Offeror”), is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Nextest Systems Corporation (“Nextest”), at a price per share of $20.00, net to the seller in cash (such amount or any greater amount per share paid pursuant to the Offer, the “Offer Price”), subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase, dated December 21, 2007 (the “Offer to Purchase”), and in the related Letter of Transmittal (the “Letter of Transmittal,” which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 11, 2007 (the “Merger Agreement”), among Teradyne, Offeror and Nextest. The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that represents at least a majority of the outstanding shares of Nextest common stock on a fully diluted basis. See Section 14—“Conditions of the Offer.” After the completion of the Offer and the satisfaction or waiver of the conditions to the Merger (as defined below), Offeror will merge with and into Nextest (the “Merger”), with Nextest becoming a wholly owned subsidiary of Teradyne.

The board of directors of Nextest has unanimously (1) determined that the Offer and the Merger are advisable, fair to, and in the best interests of, Nextest and its stockholders, (2) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (3) recommended that Nextest’s stockholders tender their Shares in the Offer and adopt the Merger Agreement.

IMPORTANT

Any Nextest stockholder wishing to tender Shares in the Offer must, prior to the expiration of the Offer, either (1) complete and sign the accompanying Letter of Transmittal (or a facsimile) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificates evidencing the tendered Shares, and any other required documents, to Computershare Trust Company, N.A., the Depositary for the Offer, or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” or (2) request the stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the tender of Shares to Offeror. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if the stockholder desires to tender its Shares.

A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may be able to tender Shares by following the procedure for guaranteed delivery set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Questions or requests for assistance may be directed to Georgeson Inc., the Information Agent for the Offer, or to Goldman, Sachs & Co., the Dealer Manager for the Offer, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager. Nextest’s stockholders also may contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents. This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer. You are urged to obtain a current market quotation for the Shares. See Section 6—“Price Range of the Shares; Dividends.”

The Depositary for the Offer is:

Computershare Trust Company, N.A.

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.

		Page
SUMMARY TERM SHEET		1

FREQUENTLY ASKED QUESTIONS		5

INTRODUCTION		8

THE TENDER OFFER		11

1.	TERMS OF THE OFFER	11

2.	ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES	12

3.	PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES	13

4.	WITHDRAWAL RIGHTS	16

5.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	17

6.	PRICE RANGE OF THE SHARES; DIVIDENDS	19

7.	POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS	20

8.	INFORMATION CONCERNING NEXTEST	21

9.	INFORMATION CONCERNING TERADYNE AND OFFEROR	21

10.	BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH NEXTEST	22

11.	PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT; STATUTORY REQUIREMENTS; APPRAISAL RIGHTS; STOCKHOLDERS’ AGREEMENTS; “GOING PRIVATE” TRANSACTIONS; PLANS FOR NEXTEST	25

12.	SOURCE AND AMOUNT OF FUNDS	42

13.	DIVIDENDS AND DISTRIBUTIONS	42

14.	CONDITIONS OF THE OFFER	43

15.	LEGAL MATTERS; REQUIRED REGULATORY APPROVALS	44

16.	FEES AND EXPENSES	46

17.	MISCELLANEOUS	47

SCHEDULES

Schedule I. Directors and Executive Officers of Teradyne and Offeror

SUMMARY TERM SHEET

This summary term sheet highlights material provisions of this Offer to Purchase and may not contain all of the information that is important to you. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read the fuller terms, descriptions and explanations contained in this Offer to Purchase and in the related Letter of Transmittal.

Securities Sought:	All outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Nextest Systems Corporation (“Nextest”).

Price Offered Per Share:	$20.00 per Share, net to sellers in cash, without interest and subject to any required withholdings of taxes (such amount per Share or any greater amount paid pursuant to the Offer, the “Offer Price”).

Scheduled Expiration Time:	12:00 midnight, New York City time, at the end of Wednesday, January 23, 2008.

Purchaser:	NAC Equipment Corporation (“Offeror”), a wholly owned subsidiary of Teradyne, Inc. (“Teradyne”).

Minimum Condition:	At least a majority of the outstanding shares of Nextest common stock on a fully diluted basis (where “on a fully diluted basis” means the number of shares of Nextest’s common stock outstanding, together with the shares of Nextest’s common stock that Nextest may be required to issue pursuant to the exercise, conversion or exchange of any options, restricted stock units, other obligations under employee stock or similar benefit plans or otherwise, whether or not vested or then exercisable).

Nextest Board of Directors’ Recommendation:	Nextest’s board of directors unanimously recommends that Nextest’s stockholders tender their Shares into the Offer and adopt the Merger Agreement.

Other Information

The Offer is the first step in Teradyne’s plan to acquire all outstanding Shares, as provided in the Agreement and Plan of Merger, dated as of December 11, 2007 (the “Merger Agreement”), among Teradyne, us and Nextest. If the Offer is successful, Teradyne, through its wholly owned subsidiary, will acquire any remaining Shares through a merger of us with and into Nextest (the “Merger”), pursuant to which each remaining outstanding Share shall automatically be converted into the right to receive the Offer Price in cash other than (1) any Shares owned by Teradyne, us or Nextest or any direct or indirect wholly owned subsidiary of Teradyne, us or Nextest, including all Shares held by Nextest as treasury stock, or (2) Shares that are held by any stockholder who is entitled to demand and properly demands appraisal pursuant to, and who complies in all respects with, the provisions of Section 262 of the Delaware General Corporation Law. Nextest stockholders will have appraisal rights with respect to the Merger, but not the Offer.

The initial offering period of the Offer will expire at 12:00 midnight, New York City time, at the end of Wednesday, January 23, 2008 (such time and date, or the latest time and date as the Offer may be extended, the “Expiration Date”) unless we extend the Offer. We shall, without the consent of Nextest, extend the Offer (1) as required by applicable law (including for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”) or the staff of the SEC or the Nasdaq Global Market (“Nasdaq”)) or (2) for one or more periods of not more than ten business days, and in any event to no later than May 31, 2008, if, immediately prior to the scheduled Expiration Date, any of the conditions of the Offer (see Section 14—“Conditions of the Offer”) have not been satisfied or waived. We may, without the consent of Nextest, provide a subsequent offering period for the Offer in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended. In addition, if, immediately following the acceptance by us of Shares for payment in the Offer, the number of Shares validly tendered and not properly withdrawn in the Offer is more than 80% but less than 90% of the outstanding Shares, and we have not otherwise notified Nextest that we intend to promptly exercise our “top-up option” to purchase additional Shares of Nextest (see Section 11—“Purpose of the Offer; the Merger Agreement; Statutory Requirements; Appraisal Rights; Stockholders’ Agreements; ‘Going Private’ Transactions; Plans for Nextest”), then Nextest may require that we commence a subsequent offering period of at least ten business days.

If we decide to or are required to extend the Offer, we will issue a press release giving the new Expiration Date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date of the Offer.

Nextest Board of Directors’ Recommendation

Nextest’s board of directors unanimously:

•	determined that the Offer and the Merger are advisable, fair to, and in the best interests of, Nextest and its stockholders;

•	approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger; and

•	recommended that Nextest’s stockholders tender their Shares in the Offer and adopt the Merger Agreement.

Conditions and Termination

We are not required to complete the Offer unless:

•

the number of Shares validly tendered and not properly withdrawn is at least a majority of the outstanding shares of Nextest common stock on a fully diluted basis (where “on a fully diluted basis” means the number of shares of Nextest’s common stock outstanding, together with the shares of Nextest’s common stock that Nextest may be required to issue pursuant to the exercise, conversion or exchange of any options, restricted stock units, other obligations under employee stock or similar benefit plans or otherwise, whether or not vested or then exercisable). As of December 20, 2007, the required minimum number of Shares would have been 10,239,477 Shares; and

•	the waiting periods under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and applicable foreign antitrust statutes and regulations have been terminated or expired.

See Section 11—“Purpose of the Offer; the Merger Agreement; Statutory Requirements; Appraisal Rights; Stockholders’ Agreements; ‘Going Private’ Transactions; Plans for Nextest” and Section 14—“Conditions of the Offer” in this Offer to Purchase for a description of other conditions to the Offer and Teradyne’s and Nextest’s respective rights to terminate the Merger Agreement. The Offer is not conditioned on Teradyne obtaining financing.

Procedures for Tendering

If you wish to accept the Offer, please do the following:

•

If you are a record holder (i.e., a stock certificate has been issued to you or you hold Shares in book-entry form), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to the Depositary for the Offer or follow the procedures described in this Offer to Purchase and the enclosed Letter of Transmittal for book-entry transfer. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in Section 3—“Procedures for Accepting the Offer and Tendering Shares” in this Offer to Purchase.

•

If you are a record holder but your stock certificate is not available or you cannot deliver your stock certificate to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call the Information Agent, Georgeson Inc., at (800) 733-6092 (Toll-Free) for assistance. See Section 3—“Procedures for Accepting the Offer and Tendering Shares” in this Offer to Purchase for further details.

•	If you hold your Shares through a broker or bank, you should contact your broker or bank and give instructions that your Shares be tendered.

Withdrawal Rights

If, after tendering your Shares in the Offer, you decide that you do not want to accept the Offer, you can withdraw your Shares by so instructing the Depositary in writing before the Offer expires. If you tendered your Shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your Shares. See Section 4—“Withdrawal Rights” for further details.

Recent Nextest Trading Prices

The closing price for Nextest shares was: $11.99 per share on December 11, 2007, the last trading day before we announced the Merger Agreement, and $19.75 per share on December 20, 2007, the last trading day before the date of this Offer to Purchase. Before Deciding Whether to Tender, You Should Obtain a Current Market Quotation for the Shares.

If the Offer is successful, we expect the Shares to continue to be traded on Nasdaq until the time of the Merger, although we expect trading volume to be significantly below its pre-Offer level. Please note that the time period between completion of the Offer and the Merger may be very short.

U.S. Federal Income Tax Consequences of Tendering Your Shares

The sale of Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, if you sell Shares pursuant to the Offer, you should recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and your adjusted tax basis in the Shares sold. See Section 5—“Material U.S. Federal Income Tax Consequences” for further details.

Further Information

You may contact Georgeson Inc. or Goldman, Sachs & Co. at the addresses and telephone numbers listed below if you have any questions about the Offer. Georgeson Inc. is acting as the Information Agent for the Offer and Goldman, Sachs & Co. is acting as the Dealer Manager for the Offer.

The Information Agent for the Offer is:

Georgeson, Inc.

199 Water Street, 26th Floor

New York, NY 10038-3560

Banks and Brokers Call: (212) 440-9800

All Others Call Toll-Free: (800) 733-6092

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.

85 Broad Street

New York, New York 10004

Call Collect: (212) 902-1000

Call Toll-Free: (800) 323-5678

FREQUENTLY ASKED QUESTIONS

The following are answers to some of the questions you, as a Nextest stockholder, may have about the Offer. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred because the information in the Summary Term Sheet and this section is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to purchase my Shares?

We are NAC Equipment Corporation, a newly formed Delaware corporation and a wholly owned subsidiary of Teradyne, Inc., a Massachusetts corporation. We were formed for the purpose of making this acquisition. See the “Introduction” to this Offer to Purchase and Section 9—“Information Concerning Teradyne and Offeror.”

Teradyne is a leading supplier of Automatic Test Equipment used to test complex electronics used in the consumer electronics, automotive, computing, telecommunications, and aerospace and defense industries. In 2006, Teradyne had sales of $1.36 billion from continuing operations, and currently employs about 3,600 people worldwide.

How much are you offering to pay and in what form of payment?

We are offering to pay $20.00, net to you in cash, without interest and subject to any required withholding of taxes, for each Share tendered and accepted for payment in the Offer (such price, or any different price per Share as may be paid in the Offer, is referred to as the “Offer Price”).

Will I have to pay any fees or commissions?

If you are the record holder of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee or commission for doing so. You should consult your broker or nominee to determine whether any charges will apply. If you are the record holder of your Shares and are entitled to a payment in excess of $500,000 in exchange for your Shares, you have the right, if you so elect, to receive payment by electronic wire transfer (rather than by bank check), in which case payment will be made net of a $100 wire transfer fee. See the “Introduction” to this Offer to Purchase.

What does the board of directors of Nextest think of the Offer?

Nextest’s board of directors has unanimously recommended that you accept the Offer and tender your Shares. See the “Introduction” to this Offer to Purchase and Section 10—“Background of the Offer; Past Contacts or Negotiations with Nextest.”

Have any Nextest stockholders agreed to tender their Shares?

Yes. All of Nextest’s directors and named executive officers have entered into stockholder agreements with us and Teradyne, which provide, among other things, that these stockholders will irrevocably tender their Shares in the Offer. Each director and named executive officer may only withdraw his or her Shares from the Offer if the related stockholder agreement is terminated in accordance with its terms, including if the Merger Agreement is terminated. The Shares subject to the stockholder agreements represent approximately 26% of the outstanding Shares as of December 11, 2007. See the “Introduction” to this Offer to Purchase and Section 11—“Purpose of the Offer; the Merger Agreement; Statutory Requirements; Appraisal Rights; Stockholders’ Agreements; ‘Going Private’ Transactions; Plans for Nextest.”

How long do I have to decide whether to tender in the Offer?

Unless we extend the expiration date of the Offer, you will have until 12:00 midnight, New York City time, at the end of Wednesday, January 23, 2008, to tender your Shares in the Offer. If you cannot deliver everything that is required to tender your Shares by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1—“Terms of the Offer” and Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

How do I tender my Shares?

To tender your Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal, to Computershare Trust Company, N.A., the depositary for the Offer, before the Offer expires. If your Shares are held in street name, your Shares can be tendered by your nominee through the depositary. If you cannot deliver a required item to the depositary by the expiration of the Offer, you may be able to obtain additional time to do so by having a broker, bank or other fiduciary that is a member of the Security Transfer Agent Medallion Signature Program guarantee that the missing items will be received by the depositary within three trading days. However, the depositary must receive the missing items within that three-trading-day period or your Shares will not be validly tendered. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Can holders of vested stock options participate in the tender offer?

The Offer is only for Shares and not for any options to acquire Shares. If you hold vested but unexercised stock options and you wish to participate in the Offer, you must exercise your stock options in accordance with the terms of the applicable stock option plan, and tender the Shares received upon the exercise in accordance with the terms of the Offer. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Do you have financial resources to make payment?

Teradyne, our parent company, will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and not properly withdrawn and to fund our acquisition of the remaining Shares in the Merger, which is expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. The Offer is not conditioned upon any financing arrangements. See Section 12—“Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the offer?

No. We do not think our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	we, through our parent company, Teradyne, will have sufficient funds and financial resources available to purchase all Shares validly tendered in the Offer and not properly withdrawn;

•	the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we will acquire all remaining Shares in the Merger for the same cash price as the Offer Price.

Will the offer be followed by a merger?

Yes, unless the conditions to the Merger are not satisfied or waived. In the Merger, we will acquire all remaining Shares in the Merger for the same cash price as the Offer Price. If the Merger takes place, Teradyne will own all of the Shares, and all the remaining Nextest stockholders will receive the Offer Price. See Section 11—“Purpose of the Offer; the Merger Agreement; Statutory Requirements; Appraisal Rights; Stockholders’ Agreements; ‘Going Private’ Transactions; Plans for Nextest” and Section 14—“Conditions of the Offer” for a description of the conditions to the Merger.

If the Offer is consummated, will Nextest continue as a public company?

After completion of the Merger, Nextest’s common stock will no longer be publicly owned. Before the Merger, if we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly-held Shares that the Shares may no longer be eligible to be traded through the NASDAQ Global Market or any other market or securities exchange, in which event there may not be a public trading market for the Shares. In addition, Nextest may cease making filings with the SEC or otherwise no longer be required to comply with the SEC rules relating to publicly-held companies.

If I decide not to tender, how will the Offer affect my Shares?

If you do not tender your Shares in the Offer and the Merger takes place, your Shares will be cancelled and converted into the right to receive the Offer Price per Share in cash, unless you exercise appraisal rights under Delaware law. Accordingly, if the Merger takes place, the differences to you between tendering your Shares and not tendering your Shares in the Offer are that if you tender your Shares in the Offer, you will be paid earlier and you will not have appraisal rights under Delaware law. If the Merger does not close immediately after the Offer closes, the number of stockholders and number of Shares that are still in the hands of the public may be so small that there may no longer be a public trading market for the Shares. In addition, if as a result of the purchase of Shares in the Offer, the Shares no longer meet the guidelines for continued listing on the NASDAQ Global Market, the quotation for the Shares on the NASDAQ Global Market may be discontinued and the Shares may not be eligible for listing on any other market or securities exchange. In addition, Nextest may also cease making filings with the SEC or otherwise no longer be required to comply with the SEC rules relating to publicly-held companies.

Who should I call if I have questions about the tender offer? Where do I get additional copies of the offer documents?

You may call Georgeson Inc., Toll-Free at: (800) 733-6092 or Goldman, Sachs & Co., Toll-Free at (800) 323-5678 or Collect at (212) 902-1000. Georgeson Inc. is acting as the Information Agent for the Offer and Goldman, Sachs & Co. is acting as the Dealer Manager for the Offer. See the back cover of this Offer to Purchase for additional contact information.

To: All Holders of Shares of Common Stock of Nextest Systems Corporation:

INTRODUCTION

NAC Equipment Corporation (“Offeror”), a Delaware corporation and a wholly owned subsidiary of Teradyne, Inc., a Massachusetts corporation (“Teradyne”), is offering to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Nextest Systems Corporation, a Delaware corporation (“Nextest”), at a purchase price of $20.00 per Share, net to sellers in cash, without interest and subject to any required withholdings of taxes (such amount or any greater amount per share paid pursuant to the Offer, the “Offer Price”), on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements to the Offer to Purchase and the Letter of Transmittal, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 11, 2007 (the “Merger Agreement”), among Teradyne, us and Nextest. The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that represents at least a majority of the outstanding shares of Nextest common stock on a fully diluted basis (where “on a fully diluted basis” means the number of shares of Nextest’s common stock outstanding, together with the shares of Nextest’s common stock that Nextest may be required to issue pursuant to the exercise, conversion or exchange of any options, restricted stock units, other obligations under employee stock or similar benefit plans or otherwise, whether or not vested or then exercisable) (the “Minimum Condition”). The Offer also is subject to certain other terms and conditions. See Section 14—“Conditions of the Offer.” After the completion of the Offer and the satisfaction or waiver of the conditions to the Merger, we will merge with and into Nextest (the “Merger”).

If you are the record holder of Shares and tender directly to the Depositary, you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares pursuant to the Offer. If you hold your Shares through a bank or broker, you should check with those institutions as to whether or not they charge any service fee. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup U.S. federal income tax withholding of 28% of the gross proceeds payable to you. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.” We will pay all charges and expenses of Computershare Trust Company, N.A., as Depositary for the Offer, Georgeson Inc., as Information Agent for the Offer, and Goldman, Sachs & Co., as Dealer Manager for the Offer, incurred in connection with the Offer. If you are the record holder of your Shares and are entitled to a payment in excess of $500,000 in exchange for your Shares, you have the right, if you so elect, to receive payment by electronic wire transfer (rather than by bank check), in which case payment will be made net of a $100 wire transfer fee. See Section 16—“Fees and Expenses.”

The board of directors of Nextest has unanimously (1) determined that the Offer and the Merger are advisable, fair to, and in the best interests of, Nextest and its stockholders, (2) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (3) recommended that Nextest’s stockholders tender their Shares in the Offer and adopt the Merger Agreement.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase all Shares validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” on or prior to the Expiration Date. “Expiration Date” means 12:00 midnight, New York City time, at the end of Wednesday, January 23, 2008, unless we extend the period of time for which the initial offering period of the Offer is open, in which case “Expiration Date” will mean the time and date at which the initial offering period of the Offer, as so extended, will expire. We shall, without the consent of Nextest, extend the Offer (1) as required by applicable law (including for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”) or the staff of the SEC) or (2) for one or more periods of not more than ten business days, and in any event to no later than May 31, 2008, if, immediately prior to the scheduled Expiration Date, any of the conditions of the Offer (see Section 14—“Conditions of the Offer”) have not been satisfied or waived. We may, without the consent of Nextest, provide a subsequent offering period for the Offer in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, if, immediately following the acceptance by us of Shares for payment in the Offer, the number of Shares validly tendered and not properly withdrawn in the Offer is more than 80% but less than 90% of the outstanding Shares, and we have not otherwise notified Nextest that we intend to promptly exercise our “top-up option” to purchase additional Shares of Nextest (see Section 11—“Purpose of the Offer; the Merger Agreement; Statutory Requirements; Appraisal Rights; Stockholders’ Agreements; ‘Going Private’ Transactions; Plans for Nextest”), then Nextest may require that we commence a subsequent offering period of at least ten business days.

Following the consummation of the Offer and the satisfaction or waiver of the conditions to the Merger, the Merger will occur, pursuant to which we will merge with and into Nextest, with Nextest continuing as the surviving corporation (the “Surviving Corporation”) after the Merger. In the Merger, each outstanding Share (other than (1) any Shares owned by Teradyne, us or Nextest or any direct or indirect wholly owned subsidiary of Teradyne, us or Nextest, including all Shares held by Nextest as treasury stock, or (2) Shares that are held by any stockholder who is entitled to demand and properly demands appraisal pursuant to, and who complies in all respects with, the provisions of Section 262 of the Delaware General Corporation Law (the “DGCL”)) will be converted into the right to receive the Offer Price. Section 11 contains a more detailed description of the Merger Agreement. Section 5 describes the material U.S. federal income tax consequences of the sale of Shares in the Offer (including any subsequent offering period).

Approval of the Merger requires the affirmative vote of holders of a majority of the outstanding Shares. As a result, if the Minimum Condition is satisfied and the other conditions to the Offer are satisfied or waived and the Offer is completed, we will own a sufficient number of Shares to ensure that the Merger will be approved by Nextest’s stockholders. See Section 11—“Purpose of the Offer; the Merger Agreement; Statutory Requirements; Appraisal Rights; Stockholders’ Agreements; ‘Going Private’ Transactions; Plans for Nextest.”

The board of directors of Nextest received an opinion, dated December 11, 2007, of Merrill Lynch Pierce, Fenner & Smith Incorporated (“Merrill”), Nextest’s financial advisor, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the $20.00 per Share, net to the seller, cash consideration to be received in the Offer and the Merger, taken together, by holders of Shares was fair, from a financial point of view, to such holders. The full text of Merrill’s written opinion, dated December 11, 2007, is attached as an annex to Nextest’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which has been filed by Nextest with the SEC in connection with the Offer and is being mailed to holders of Shares. Holders of Shares are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken. Merrill’s opinion was provided for the use and benefit of the board of directors of Nextest in connection with, and for the purpose of, its evaluation of the $20.00 per Share cash consideration from a financial point of view and does not address any other aspect of the Offer and the Merger. The opinion does not address the merits of the underlying decision by Nextest to engage in the transactions provided for in the Merger Agreement and does not constitute a recommendation to any stockholder as to whether such stockholder should tender any shares pursuant to the Offer or how such stockholder should vote on the Merger or any matter related thereto.

Each named executive officer and director of Nextest has agreed to tender in the Offer all Shares that he or she owns of record or beneficially. The foregoing does not include any Shares over which, or with respect to which, any such named executive officer, director or affiliate acts in a fiduciary or representative capacity or is subject to the instructions of a third party with respect to such tender.

The Offer is conditioned upon the fulfillment of the conditions described in Section 14—“Conditions of the Offer.” The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of Wednesday, January 23, 2008, unless the Offer is extended.

This Offer to Purchase and the related Letter of Transmittal contain important information that Nextest’s stockholders should read carefully before making any decision with respect to the Offer.

THE TENDER OFFER

1. TERMS OF THE OFFER.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase all Shares validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” on or prior to the Expiration Date. We shall, without the consent of Nextest, extend the Offer (1) as required by applicable law (including for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC) or (2) for one or more periods of not more than ten business days, and in any event to no later than May 31, 2008, if, immediately prior to the scheduled Expiration Date, any of the conditions of the Offer (see Section 14—“Conditions of the Offer”) have not been satisfied or waived. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to your right to withdraw your Shares. You may withdraw any Shares that you have previously tendered at any time prior to the Expiration Date, as it may be extended from time to time. See Section 4—“Withdrawal Rights.”

We may, without the consent of Nextest, provide a subsequent offering period for the Offer in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended. We also have agreed in the Merger Agreement that if, immediately following the acceptance by us of Shares for payment in the Offer, the number of Shares validly tendered and not properly withdrawn in the Offer is more than 80% but less than 90% of the outstanding Shares, and we have not otherwise notified Nextest that we intend to promptly exercise our “top-up option” to purchase additional Shares of Nextest (see Section 11—“Purpose of the Offer; the Merger Agreement; Statutory Requirements; Appraisal Rights; Stockholders’ Agreements; ‘Going Private’ Transactions; Plans for Nextest”), then Nextest may require that we commence a subsequent offering period of at least ten business days. A subsequent offering period, if one is provided, will allow Nextest’s stockholders to tender Shares after the Expiration Date and receive the same consideration that was paid in the Offer. In any subsequent offering period, you may tender Shares using the same procedures applicable to the Offer (except that Shares tendered may not be withdrawn) and we will immediately accept and promptly pay for Shares as they are tendered. In the event that we extend the Offer or provide a subsequent offering period, we will provide an announcement to that effect to a national news service no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Expiration Date for the Offer is currently scheduled for Wednesday, January 23, 2008.

Subject to the applicable regulations of the SEC and the terms of the Merger Agreement, we also reserve the right, at any time or from time to time, to (a) after the Expiration Date, allow the Offer to expire if any condition referred to in Section 14 has not been satisfied or upon the occurrence of any event specified in Section 14—“Conditions of the Offer”; and (b) waive any condition to the Offer (other than the Minimum Condition, which only may be waived with Nextest’s prior written consent). We acknowledge that Rule 14e-1(c) under the Exchange Act requires us to pay the Offer Price or return the Shares tendered promptly after the termination or withdrawal of the Offer.

The rights that we reserve in the preceding paragraph are in addition to our rights pursuant to Section 14—“Conditions of the Offer.” Any extension, delay, termination, waiver or amendment will be followed promptly by public announcement. The announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of material changes), and without limiting the manner in which Teradyne and we may choose to make any public announcement, Teradyne and we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to a national news service.

If we make a material change in the terms of the Offer, or if we waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law and the applicable regulations of the SEC. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten-business-day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, we decrease the number of Shares being sought or the Offer Price (either of which would require the consent of Nextest), or increase the Offer Price, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to Nextest’s stockholders, we will extend the Offer at least until the expiration of that period of ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition. See Section 14—“Conditions of the Offer.”

Consummation of the Offer also is conditioned upon expiration or termination of the waiting periods (and any extension thereof) imposed by the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder, the “HSR Act”) and applicable foreign antitrust statutes and regulations, and the satisfaction or waiver of other conditions described in Section 14—“Conditions of the Offer.” We reserve the right (but are not obligated), in accordance with applicable rules and regulations of the SEC and with the Merger Agreement, to waive any or all of those conditions other than the Minimum Condition, which only may be waived with Nextest’s prior written consent. In the event that we waive any condition described in Section 14, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to Nextest’s stockholders, require that the Offer remain open for an additional period of time or that Teradyne and we disseminate information concerning such waiver, or both.

Nextest has provided Teradyne and us with its stockholder list and security position listings for the purpose of disseminating the Offer to Nextest’s stockholders. Teradyne and we will mail this Offer to Purchase, the related Letter of Transmittal and, if required, other relevant materials to record holders of Shares, and Teradyne and we will furnish the materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, that are listed as participants in a clearing agency’s security position listing, for forwarding to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of the Offer as so extended or amended) and the applicable regulations of the SEC, we will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not properly withdrawn (as permitted by Section 4—“Withdrawal Rights”) prior to the Expiration Date, promptly after the Expiration Date following the satisfaction or waiver of the conditions to the Offer described in Section 14—“Conditions of the Offer.” If we include a subsequent offering period, we will immediately accept and promptly pay for Shares as they are tendered during the subsequent offering period.

For information with respect to approvals that Teradyne and we are required to obtain prior to the completion of the Offer, including under the HSR Act, see Section 15—“Legal Matters; Required Regulatory Approvals.”

In all cases, we will pay for Shares purchased in the Offer only after timely receipt by the Depositary of:

•

certificates representing the Shares (“Share Certificates”) or timely confirmation (a “Book-Entry Confirmation”) of the book-entry transfer of the Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares”;

•

the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined below) in connection with a book-entry transfer; and

•	any other documents that the Letter of Transmittal requires.

“Agent’s Message” means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

For purposes of the Offer, we will be deemed to have accepted for payment, and purchased, Shares validly tendered and not properly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering Nextest stockholders for the purpose of receiving payment from us and transmitting payment for Shares validly tendered and not properly withdrawn.

If we do not purchase any tendered Shares pursuant to the Offer for any reason, or if you submit Share Certificates representing more Shares than you wish to tender, we will return Share Certificates representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares.” Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

If, prior to the Expiration Date, we increase the price offered to Nextest’s stockholders in the Offer, we will pay the increased price to all Nextest stockholders from whom we purchase Shares in the Offer, whether or not Shares were tendered before the increase in price. As of the date of this Offer to Purchase, we have no intention to increase the price in the Offer.

3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

Valid Tender of Shares. Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry delivery of Shares, and any other documents that the Letter of Transmittal requires at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (1) you must deliver Share Certificates to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case, on or prior to the Expiration Date, or (2) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at your option and sole risk, and delivery will be considered made only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. In all cases, you should allow sufficient time to ensure timely delivery prior to the Expiration Date.

Book-Entry Transfer. The Depositary will make a request to establish an account with respect to Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures. However, although Shares may be delivered through book-entry transfer into the Depositary’s account at a Book-Entry Transfer Facility, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date, or you must comply with the guaranteed delivery procedure set forth below.

Delivery of documents to a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

For Shares to be validly tendered during a subsequent offering period, you must comply with the foregoing procedures, except that required documents and Share Certificates must be received during the subsequent offering period.

The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well your representation and warranty that you have the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

Signature Guarantees. A bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution” and collectively “Eligible Institutions”) must guarantee signatures on all Letters of Transmittal, unless the Shares tendered are tendered (1) by a registered holder of Shares that has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” in the Letter of Transmittal or (2) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

If Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile) must accompany each delivery of Share Certificates.

Guaranteed Delivery. If you want to tender Shares in the Offer and your Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or before the Expiration Date or the procedures for book-entry transfer cannot be completed on time, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

•	your tender is made by or through an Eligible Institution;

•	the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery on or before the Expiration Date, substantially in the form made available by us; and

•

the Depositary receives the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or a facsimile), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal within three Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery.

You may deliver the Notice of Guaranteed Delivery by hand, mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Notwithstanding any other provision of the Offer, we will pay for Shares only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, the Shares, a properly completed and duly executed Letter of Transmittal (or facsimile of the Letter of Transmittal), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering Nextest stockholders at the same time, and will depend upon when the Depositary receives Share Certificates or Book-Entry Confirmation that the Shares have been transferred into the Depositary’s account at a Book-Entry Transfer Facility.

Backup U.S. Federal Income Tax Withholding. Under U.S. federal income tax law, the Depositary may be required to withhold and pay over to the U.S. Internal Revenue Service a portion of the amount of any payments made pursuant to the Offer. To avoid backup withholding, unless an exemption applies, a Nextest stockholder that is a U.S. person (as defined for U.S. federal income tax purposes) must provide the Depositary with the Nextest stockholder’s correct taxpayer identification number (“TIN”) and certify under penalties of perjury that the TIN is correct and that the Nextest stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the U.S. Internal Revenue Service may impose a penalty on the Nextest stockholder, and any payment made to the Nextest stockholder pursuant to the Offer may be subject to backup withholding. All Nextest stockholders surrendering Shares pursuant to the Offer that are U.S. persons should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain Nextest stockholders (including, among others, all corporations and certain foreign individuals and entities) may not be subject to backup withholding. Foreign Nextest stockholders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. These Nextest stockholders should consult a tax advisor to determine which Form W-8 is appropriate. See Instruction 11 of the Letter of Transmittal.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a Nextest stockholder may be refunded or credited against the Nextest stockholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the U.S. Internal Revenue Service in a timely manner.

Appointment as Proxy. By executing the Letter of Transmittal, you irrevocably appoint our designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to Shares that you tender and that we accept for payment and with respect to any and all other Shares and other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when we accept your Shares for payment in accordance with the terms of the Offer. Upon acceptance for payment, all other powers of attorney and proxies given by you with respect to your Shares and other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). Our designees will, with respect to the Shares and other securities and rights for which the appointment is effective, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any annual or special meeting of Nextest’s stockholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting of Nextest’s stockholders or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, we or our designee must be able to exercise full voting rights with respect to Shares and other securities, including voting at any meeting of Nextest’s stockholders.

Determination of Validity. We will, in our sole discretion, determine all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, which determination will be final and binding on all parties. We reserve the absolute right, subject to the terms of the Merger Agreement and applicable law, to reject any or all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer, except the Minimum Condition (which waiver requires Nextest’s prior written consent) or any defect or irregularity in any tender of Shares by any particular Nextest stockholder, whether or not similar defects or irregularities are waived in the case of other Nextest stockholders. Our interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by us. We will not be, and none of Teradyne or any of its affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person or entity will be, under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Tender Constitutes Binding Agreement. Our acceptance for payment of Shares validly tendered according to any of the procedures described above and in the Instructions to the Letter of Transmittal will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms and conditions of such extension or amendment).

4. WITHDRAWAL RIGHTS.

Other than during a subsequent offering period, you may withdraw Shares that you have previously tendered in the Offer at any time on or before the Expiration Date (including any extension of such date), and, unless theretofore accepted for payment as provided in this Offer to Purchase, you may also withdraw such Shares at any time after February 18, 2008. No withdrawal rights apply to Shares tendered in a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment.

If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or we are unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to our rights set forth in this Offer to Purchase, the Depositary may, nevertheless, on our behalf, retain Shares that you have tendered, and you may not withdraw your Shares, except to the extent that you are entitled to and properly exercise withdrawal rights as described in this Section 4—“Withdrawal Rights.” Any such delay will be by an extension of the Offer to the extent required by applicable law and the regulations of the SEC.

In order for your withdrawal to be proper and effective, you must deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses or fax numbers set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify your name, the number of Shares that you want to withdraw, and (if Share Certificates have been tendered) the name of the registered holder of Shares as shown on the Share Certificate, if different from your name. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of Share Certificates, you must submit the serial numbers shown on the particular Share Certificates evidencing Shares to be withdrawn and an Eligible Institution must Medallion guarantee the signature on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective and proper if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. You may not rescind a withdrawal of Shares. Any Shares that you properly withdraw will be considered not validly tendered for purposes of the Offer, but you may tender your Shares again at any time before the Expiration Date by following any of the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

We will, in our sole discretion, determine all questions as to the form and validity (including time of receipt) of notices of withdrawal, which determination will be final and binding. None of Teradyne, us or any of our respective affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following discussion summarizes the material U.S. federal income tax consequences of the Offer. This discussion is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated under the Code and judicial and administrative rulings, all as in effect as of the date of this Offer to Purchase and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Shares in light of the stockholder’s particular circumstances, nor does it discuss the special considerations applicable to those holders of Shares subject to special rules, such as stockholders whose functional currency is not the U.S. dollar, stockholders who are financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities for U.S. federal income tax purposes, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, expatriates, stockholders who acquired their Shares through the exercise of options or other compensation arrangements or stockholders who hold their Shares as part of a straddle, constructive sale or conversion transaction. This discussion assumes that holders of Shares hold the Shares as capital assets within the meaning of Section 1221 of the Code (generally property held for investment). Neither we nor Nextest will seek an opinion of counsel or a ruling from the Internal Revenue Service with respect to the U.S. federal income tax consequences discussed herein and accordingly the Internal Revenue Service may not agree with the positions described in this Offer.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the Offer. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the Offer. We also do not address foreign, state, local, alternative minimum or other tax consequences of the Offer. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for Shares pursuant to the Offer, in light of your individual circumstances.

If a partnership holds Shares, the tax treatment of a partner generally will depend on the status of the partner and activities of the partnership. If you are a partner of a partnership holding Shares, you should consult your own tax advisor.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of Shares that is:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on all of its income regardless of source.

A “non-U.S. holder” is a beneficial owner (other than a partnership) of Shares that is not a U.S. holder.

U.S. Holders

The receipt of cash for Shares pursuant to the Offer will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the Shares surrendered. This gain or loss will be capital gain or loss and will be determined separately for each block of Shares (i.e., Shares with the same basis acquired in a single transaction) that are surrendered for cash pursuant to, or in connection with, the Offer.

Capital gain recognized from the disposition of Shares held for more than one year will be long-term capital gain and will be subject (in the case of U.S. holders who are individuals) to tax at a maximum U.S. federal income tax rate of 15%. Capital gain recognized from the disposition of Shares held for one year or less will be short-term capital gain subject to tax at ordinary income tax rates. Generally, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are permitted to offset a limited amount of net capital losses annually against ordinary income, and unused net capital losses may be carried forward to subsequent tax years.

A U.S. holder, other than a corporation or other exempt recipient, will be subject to information reporting on the cash received pursuant to the Offer. In addition, under the backup withholding rules of the Code, the Depositary generally is required to withhold 28% of all payments to which a stockholder or other payee is entitled, unless the stockholder or other payee (1) is a corporation or comes within other exempt categories and demonstrates this fact or (2) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders), certifies under penalties of perjury that the number is correct, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a payee’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

Non-U.S. Holders

Any gain realized on the receipt of cash pursuant to the Offer by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if an applicable tax treaty so provides, is also attributable to a permanent establishment or a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed at the graduated U.S. federal income tax rates applicable to United States persons (as defined under the Code) and, if the non-U.S. holder is a foreign corporation, the additional branch profits tax may apply to its effectively connected earnings and profits for the taxable year at the rate of 30% (or such lower rate as may be specified by an applicable tax treaty);

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the Offer and certain other conditions are met, in which case the non-U.S. holder may be subject to a 30% tax on the non-U.S. holder’s net gain realized in the Offer, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•

Nextest is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the disposition of the Shares or the period that the non-U.S. holder held the Shares, and the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of Nextest’s outstanding common stock at any time during the applicable period, in which case we or the Depositary may withhold 10% of the cash payable to the non-U.S. holder in connection with the Offer and the non-U.S. holder generally will be taxed on the holder’s net gain realized in the Offer at the graduated U.S. federal income tax rates applicable to United States persons (as defined under the Code). Nextest does not believe that it is or has been a “United States real property holding corporation” for U.S. federal income tax purposes during such five year period, although there can be no assurance in this regard.

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received pursuant to the Offer, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

6. PRICE RANGE OF THE SHARES; DIVIDENDS.

The Shares are traded on Nasdaq under the symbol “NEXT.” The following table sets forth, for the periods indicated, the reported high and low sales prices for the Shares on the Nasdaq during each fiscal quarter presented.

Shares Market Data

	High	Low
Fiscal 2006:
Third Quarter (from March 22, 2006)	$17.15	$14.00
Fourth Quarter	19.44	15.07

Fiscal 2007:
First Quarter	$17.50	$11.72
Second Quarter	13.61	9.38
Third Quarter	14.00	10.51
Fourth Quarter	14.18	11.91

Fiscal 2008:
First Quarter	$13.59	$10.53
Second Quarter (through December 20, 2007)	19.81	11.84

Since its initial public offering in 2006, Nextest has not declared or paid cash dividends on its capital stock. Under the terms of the Merger Agreement, without Teradyne’s prior consent, Nextest is not permitted to declare or pay dividends with respect to the Shares.

On December 11, 2007, the last full day of trading prior to the announcement of the execution of the Merger Agreement, the reported closing price for the Shares on Nasdaq was $11.99 per Share. On December 20, 2007, the last full day of trading prior to the date of this Offer to Purchase, the reported closing price for the Shares on Nasdaq was $19.75 per Share.

7. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer also can be expected to reduce the number of holders of Shares. Neither Teradyne nor we can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

Nasdaq Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares no longer may meet the standards set forth in Nasdaq’s published guidelines for continued listing on Nasdaq. According to Nasdaq’s published guidelines, Nasdaq would consider delisting the Shares if, among other things:

•	the number of total stockholders falls below 400;

•	the market value of publicly held Shares falls below $5,000,000; or

•	the number of publicly held Shares (exclusive of Shares held by officers, directors or beneficial owners of 10% or more of the outstanding Shares) falls below 750,000.

In this event, the market for Shares would be adversely affected. In the event the Shares were no longer listed on Nasdaq, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations might still be available from such other sources.

The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders or the aggregate market value of the publicly held Shares at the time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

Exchange Act Registration. The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by Nextest to the SEC if the Shares are not listed on a “national securities exchange” and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information that Nextest is required to furnish to Nextest’s stockholders and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirements of furnishing a proxy statement or information statement in connection with stockholders’ meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement of providing an annual report, no longer applicable to Nextest. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to “going private” transactions would no longer be applicable to Nextest. In addition, the ability of “affiliates” of Nextest and persons holding “restricted securities” of Nextest to dispose of the securities pursuant to Rule 144 promulgated under the U.S. Securities Act of 1933, as amended, may be impaired or, with respect to affiliates, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for stock exchange listing. Teradyne and we believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be our intention to cause Nextest to take such actions as are required to terminate such registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for termination.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on Nasdaq (unless delisted as set forth above in “—Nasdaq Listing”) will be terminated following the completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities (“Purpose Loans”). Depending upon factors such as the number of record holders of Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations, and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute margin securities.

8. INFORMATION CONCERNING NEXTEST.

Nextest is a Delaware corporation with its principal executive offices located at 875 Embedded Way, San Jose, California 95138. The telephone number at that location is (408) 960-2400. Nextest is a leader in the design and manufacture of automatic test equipment for flash memory and System-On-Chip semiconductors.

Nextest is required to file its annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any such reports, statements or other information at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Nextest’s SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov.

9. INFORMATION CONCERNING TERADYNE AND OFFEROR.

Teradyne is a Massachusetts corporation with its principal executive offices located at 600 Riverpark Drive, North Reading, Massachusetts 01864. Teradyne’s telephone number is (978) 370-2700.

Our principal executive offices are located c/o Teradyne, Inc. at 600 Riverpark Drive, North Reading, Massachusetts 01864. We are a newly formed Delaware corporation and a wholly owned subsidiary of Teradyne. We have not conducted any business other than in connection with the Offer and the Merger.

The name, business address, citizenship, present principal occupation and employment history for the past five years of each of our and Teradyne’s directors and executive officers are set forth in Schedule I to this Offer to Purchase.

Teradyne files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any such reports, statements or other information at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Teradyne’s SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov.

Except as set forth elsewhere in this Offer to Purchase or in Schedule I to this Offer to Purchase:

•

neither Teradyne nor, to Teradyne’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Teradyne or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Nextest;

•

neither Teradyne nor, to Teradyne’s knowledge, any of the persons or entities referred to in the first bullet above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of Nextest during the past 60 days;

•

neither Teradyne nor, to Teradyne’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Nextest (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations);

•

during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between Teradyne or any its subsidiaries, or, to Teradyne’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Nextest or any of its executive officers, directors or affiliates, on the other hand; and

•

during the two years prior to the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between Teradyne or any of its subsidiaries, or, to Teradyne’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Nextest or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

None of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

10. BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH NEXTEST.

The information set forth below regarding Nextest was provided by Nextest, and neither we nor Teradyne take any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which none of us, Teradyne or our respective representatives participated.

Teradyne regularly reviews and considers strategic developments and alternatives. In connection with these reviews, the Teradyne board of directors from time to time meets, together with management, to discuss strategic matters. In the past, these discussions have concerned possible dispositions, investments and other business initiatives intended to create or enhance stockholder value.

On or about September 26, 2007, Tim Moriarty, Nextest’s President, called Michael Bradley, Teradyne’s CEO and President, and expressed Nextest’s interest in combining with Teradyne or other potential partners. Mr. Moriarty suggested a meeting to discuss a potential combination of Teradyne and Nextest.

On October 1, 2007, Mr. Bradley, Mark Jagiela, Teradyne’s President of Semiconductor Test Division, and Mr. Moriarty met in Boston. Mr. Moriarty indicated that Nextest was evaluating a potential acquisition by another company and a potential combination of Teradyne and Nextest was discussed.

On October 11, 2007, Messrs. Bradley, Jagiela, Moriarty and Robin Adler, Nextest’s Chief Executive Officer, met in Monterey, California and discussed the strategic rationale for a potential combination. Mr. Bradley confirmed that Teradyne would be interested in pursuing such a combination.

On October 15, 2007, Teradyne agreed to engage Goldman, Sachs & Co. (“Goldman”) as its financial advisor to assist it in connection with a possible transaction with Nextest.

On October 23, 2007, Teradyne and Nextest executed a confidentiality agreement.

On October 25, 2007, members of Teradyne’s and Nextest’s management, together with representatives of Goldman and Merrill, met to discuss Nextest and its business activities. Teradyne also initiated its technical due diligence investigation of Nextest.

On November 6, 2007, members of Teradyne’s and Nextest’s management, together with representatives of Goldman and Merrill, met telephonically in furtherance of Teradyne’s technical and business due diligence investigation of Nextest.

On November 6 and 7, 2007, the Teradyne board of directors met in North Reading, Massachusetts and Teradyne’s senior management briefed the Teradyne directors on the discussions with Nextest and the results of Teradyne’s due diligence to that date, and discussed the terms of a proposed transaction with Nextest.

On November 9, 2007, Teradyne submitted to Nextest a preliminary, non-binding indication of interest setting forth a proposal to acquire the Shares for $17.00 – $17.50 per Share in cash.

On November 15, 2007, representatives of Merrill contacted representatives of Goldman to provide feedback on Teradyne’s indication of interest and outlined the process for additional discussions concerning a potential transaction with Nextest.

Commencing on or about November 18, 2007, Teradyne was provided access to an online data room containing due diligence materials.

From November 19, 2007 through November 30, 2007, representatives of Nextest provided information to representatives of Teradyne regarding the Nextest business, and Teradyne and its advisors conducted a due diligence investigation of Nextest. The due diligence investigation included meetings held at the offices of Heller Ehrman LLP, Nextest’s outside counsel in connection with the proposed transaction, and Nextest’s facilities in California from November 26 through 29, 2007 attended by the parties and their respective advisors.

On or about November 26, 2007, representatives of Merrill sent Teradyne a draft Merger Agreement reflecting an all cash tender offer.

On each of December 3 and 5, 2007, Teradyne’s senior management briefed members of the Teradyne board of directors on the discussions with Nextest up to that date and the results of Teradyne’s due diligence to that date, and discussed the terms of the proposed transaction.

On December 5, 2007, Teradyne submitted to Nextest a revised proposal to acquire the Shares for $20.00 per Share in cash through a tender offer, together with a revised Merger Agreement and a request that Nextest agree to a 10-day exclusivity period.

On December 7, 2007, representatives of Merrill contacted representatives of Goldman to provide feedback with respect to Teradyne’s revised proposal and information regarding the process to continue discussions regarding a potential transaction with Nextest. Representatives of Merrill Lynch informed representatives of Goldman that Nextest would not grant Teradyne exclusivity.

From December 7, 2007 to December 11, 2007, representatives of Nextest provided further information to Teradyne regarding Nextest’s business, and Teradyne and its advisors completed their due diligence investigation of Nextest’s business. During this same period, the parties’ respective management teams and legal and financial advisors negotiated the terms of the Merger Agreement and related documentation.

On December 11, 2007, a special meeting of Teradyne’s board of directors was held in North Reading, Massachusetts to review and discuss the proposed terms of the transaction. A revised draft of the Merger Agreement and related materials were circulated to Teradyne’s board of directors in advance of this meeting, and representatives of Wilmer Cutler Pickering Hale and Dorr LLP, Teradyne’s outside counsel in connection with the proposed transaction, and Goldman made presentations to Teradyne’s board of directors relating to the proposed transaction. After a full discussion, Teradyne’s board of directors approved the proposed transaction.

The Merger Agreement and related agreements were finalized and executed during the night of December 11, 2007. The parties issued a joint press release announcing the transaction on the morning of December 12, 2007.

Other Agreements

Tim Moriarty, President of Nextest, has entered into a retention agreement with Teradyne that, contingent upon completion of the Merger, provides for his employment by Teradyne with substantially the same cash compensation and benefits he currently receives from Nextest except that the retention agreement provides for (1) the grant, following the Merger, of time based restricted stock units with a value of $350,000 (based on the closing price of Teradyne stock on the date of the grant) and a four (4) year vesting schedule, (2) the grant, following the Merger, of performance based restricted stock units with a value of $300,000 (based on the closing price of Teradyne stock on the date of the grant) at target performance and a four (4) year vesting schedule, (3) assuming he remains employed on the second anniversary of the Merger, the vesting on such date of any Nextest equity compensation converted into Teradyne equity compensation pursuant to the Merger and (4) severance benefits substantially similar to those he would have received under his superseded change of control severance agreement with Nextest if, within two years following the Merger, his employment with Teradyne is terminated by him for certain specified reasons or by Teradyne without cause. Mr. Moriarty’s employment remains at-will, subject to the foregoing arrangements.

Craig Z. Foster, Vice President of Engineering of Nextest, has entered into a retention agreement with Teradyne that, contingent upon completion of the Merger, provides for his employment by Teradyne with substantially the same cash compensation and benefits he currently receives from Nextest except that the retention agreement provides for (1) a target bonus of $130,000 for 2008, (2) the grant, following the Merger, of time based restricted stock units with a value of $225,000 (based on the closing price of Teradyne stock on the date of the grant) at target performance and a four (4) year vesting schedule, (3) the grant, following the Merger, of performance based restricted stock units with a value of $175,000 (based on the closing price of Teradyne stock on the date of the grant) and a four (4) year vesting schedule, (4) assuming he then remains employed (and to defray the cash lump sum payments provided under his superseded change of control severance agreement with Nextest), cash lump sum payments in the amount of $100,000 on the first anniversary of the Merger and $250,000 on the second anniversary of the Merger, and (5) severance benefits substantially similar to those he would have received under his superseded change of control severance agreement with Nextest if, within two years following the Merger, his employment with Teradyne is terminated by him for certain specified reasons or by Teradyne without cause. Mr. Foster’s employment remains at-will, subject to the foregoing arrangements.

Mr. Moriarty’s and Mr. Foster’s above described retention agreements will supersede each of their current change of control severance agreements with Nextest (except for certain provisions that are specifically preserved). Additionally, Mr. Moriarty and Mr. Foster each agreed to waive any claim that the change in employment relationship in connection with the Merger gives him grounds to receive severance under his current change of control severance agreement with Nextest.

Teradyne expects that additional executive officers of Nextest may enter into new employment arrangements or consulting agreements with Teradyne or its affiliates regarding employment following the closing of the Merger with Teradyne or its affiliates; however such matters are subject to negotiations and discussion.

On October 23, 2007, Teradyne executed a confidentiality agreement with Nextest (the “Confidentiality Agreement”). The Confidentiality Agreement contains customary provisions pursuant to which, among other things, each party agreed on behalf of itself and its representatives, subject to certain exceptions, to keep confidential all non-public information furnished by the disclosing party and to use such information solely for the purpose of evaluating a possible transaction between the parties. The Confidentiality Agreement also includes customary mutual employee non-solicitation and standstill provisions, each operative for a maximum of one year from the date of the Confidentiality Agreement.

11. PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT; STATUTORY REQUIREMENTS; APPRAISAL RIGHTS; STOCKHOLDERS’ AGREEMENTS; “GOING PRIVATE” TRANSACTIONS; PLANS FOR NEXTEST.

Purpose of the Offer and the Merger. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, Nextest. The Offer, as the first step in the acquisition of Nextest, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of Nextest not purchased pursuant to the Offer or otherwise.

The Merger Agreement. The following summary description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which we and Teradyne have filed as an exhibit to the Tender Offer Statement on Schedule TO that we and Teradyne have filed with the SEC, which you may examine and copy as set forth in Section 9—“Information Concerning Teradyne and Offeror.”

The Offer. The Merger Agreement requires us to commence the Offer within 10 business days after December 11, 2007. The Merger Agreement further requires that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer as described in Section 14—“Conditions of the Offer,” we accept for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer as promptly as practicable after we are legally permitted to do so under applicable law, and that we pay for all Shares validly tendered and not properly withdrawn promptly after acceptance. The Merger Agreement provides that we may, subject to compliance with the Exchange Act, waive, amend or modify any term or condition of the Offer in our sole discretion, except that we may not, without the prior written consent of Nextest:

•	change the form of consideration payable in the Offer, decrease the Offer Price or decrease the number of Shares sought pursuant to the Offer;

•	impose any different or additional conditions or requirements to the Offer;

•	amend or waive the Minimum Condition;

•	amend any other terms of the Offer set forth in the Merger Agreement in any manner materially adverse to the holders of Shares; or

•

extend the expiration of the Offer other than (1) for one or more periods of not more than 10 business days each, and in any event to no later than May 31, 2008, if, immediately prior to the scheduled Expiration Date, any of the conditions of the Offer (see Section 14—“Conditions of the Offer”) have not been satisfied or waived or (2) for any period or periods required by applicable law, rule, regulation, interpretation or position of the SEC (or its staff) or Nasdaq.

If, immediately prior to the scheduled Expiration Date, any of the conditions of the Offer (see Section 14—“Conditions of the Offer”) have not been satisfied or waived, then we are required to extend the Offer for one or more periods of not more than ten business days each, and in any event to no later than May 31, 2008.

We may, at our sole discretion, provide for a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act. In addition, if, immediately after we first accept for payment any Shares tendered and not withdrawn pursuant to the Offer (the “Appointment Time”), the number of Shares validly tendered and not properly withdrawn in the Offer is more than 80% but less than 90% of the outstanding Shares, we are required to provide for a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act of at least

10 business days immediately following the Expiration Date unless we exercise our “top-up option” to purchase additional Shares of Nextest (see Section 11—“Purpose of the Offer; the Merger Agreement; Statutory Requirements; Appraisal Rights; Stockholders’ Agreements; ‘Going Private’ Transactions; Plans for Nextest”).

Recommendation. Nextest has represented in the Merger Agreement that its board of directors has unanimously (1) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement (the “Transactions”) are advisable, fair to, and in the best interests of Nextest and its stockholders, (2) duly and validly approved and taken all corporate action required to be taken by Nextest’s board of directors to authorize the consummation of the Transactions, (3) approved the Merger Agreement and the Transactions (including the Offer and the Merger), which approval, to the extent applicable, constituted approval under the provisions of Section 203 of the DGCL as a result of which the Merger Agreement and the Transactions, including the Offer and the Merger are not and will not be subject to the restrictions on “business combinations” under the provision of Section 203 of the DGCL or any other “moratorium”, “control share”, “fair price”, “takeover” or “interested stockholder” or similar law that might otherwise apply, (4) recommended that Nextest’s stockholders accept the Offer, tender their Shares to us pursuant to the Offer, and adopt the Merger Agreement, and (5) directed that the Merger Agreement be submitted to the stockholders of Nextest for their adoption and approval.

The Merger. The Merger Agreement provides that, at the effective time of the Merger (the “Effective Time”), we will be merged with and into Nextest. Following the Merger, our separate corporate existence will cease and Nextest will continue as the Surviving Corporation and a wholly owned subsidiary of Teradyne.

If we or Teradyne acquire, together with the Shares owned by any of our respective subsidiaries and affiliates, at least 90% of the outstanding Shares, the Merger Agreement obligates Teradyne to cause the Merger to become effective as promptly as practicable, without a meeting of Nextest stockholders, in accordance with Section 253 of the DGCL.

Charter, By-Laws, Directors and Officers. Nextest’s certificate of incorporation and bylaws will each be amended at the Effective Time in a form attached to the Merger Agreement. From and after the Effective Time, the officers of Nextest will be the initial officers of the Surviving Corporation and our directors will be the directors of the Surviving Corporation, in each case, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Directors. The Merger Agreement provides that, promptly after the Appointment Time, and from time to time thereafter, we are entitled to elect or designate such number of members of Nextest’s board of directors, rounded up to the next whole number, as is equal to the product of:

•	the total number of directors on Nextest’s board of directors (giving effect to the directors elected or designated by us) multiplied by

•	the percentage that the aggregate number of Shares beneficially owned by Teradyne, us and any of our affiliates bears to the total number of Shares then outstanding.

The Merger Agreement also provides that in no event will our designees constitute less than a majority of Nextest’s board of directors. Nextest is required to, upon our request, take all actions necessary or advisable to cause our designees to be elected or appointed to Nextest’s board of directors including, promptly (and to the extent reasonably practicable within one business day) filling vacancies or newly created directorships on Nextest’s board of directors, promptly (and to the extent reasonably practicable within one business day) increasing the size of Nextest’s board of directors (including by amending Nextest’s certificate of incorporation and bylaws if necessary so as to increase the size of its board of directors) and/or promptly (and to the extent reasonably practicable within one business day) securing the resignations of such number of its incumbent directors as are necessary or desirable to enable our designees to be so elected or appointed. In addition, Nextest is required, at the Appointment Time, to cause individuals designated by us to constitute the same percentage (rounded up to the next whole number) of the board of directors of each subsidiary of Nextest, and of any committee of the board of directors of Nextest or any of its subsidiaries, as our designees represent on Nextest’s board of directors.

If our designees are elected or appointed to Nextest’s board of directors prior to the Merger and there shall then remain on Nextest’s board of directors any directors not designated by us, the approval of a majority of those directors not designated by us shall be required in order to:

•	on behalf of Nextest, amend or terminate the Merger Agreement, or agree to consent to any amendment or termination of the Merger Agreement;

•	extend the time for performance of, or waive, any of the obligations or other acts by us or Teradyne under the Merger Agreement; or

•	waive any condition to Nextest’s obligations hereunder or any of Nextest’s rights hereunder.

“Top-Up Option.” Subject to the terms of the Merger Agreement, Nextest has granted us an irrevocable option to purchase, at a per share price equal to the Offer Price, that number of Shares that is equal to one Share more than the number of Shares needed to give us ownership of 90% of the outstanding Shares on a fully diluted basis. This “top-up option” is exercisable only if, among other things, the Minimum Condition is satisfied. We may pay the exercise price for the “top-up option”, at our election, either in cash or by delivering to Nextest a promissory note having a principal amount equal to the exercise price (or a combination of these methods).

Treatment of Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Nextest, us, Teradyne or any holder of Shares, each Share issued and outstanding immediately prior to the Effective Time (other than (1) any Shares directly held in treasury by Nextest or owned by Teradyne, us or any subsidiary or affiliate of Nextest, Teradyne, or us and (2) Shares held by a holder who has not voted in favor of or consented to the Merger and who has properly demanded and perfected his or her right to be paid the fair value of such Shares (“Appraisal Shares”) in accordance with the provisions of the DGCL, which Appraisal Shares will only be entitled to the rights granted under the DGCL), will be automatically canceled and extinguished and will convert into and become the right to receive from the Surviving Corporation an amount of cash, without interest, equal to the Offer Price. If a holder of Appraisal Shares fails to validly perfect or loses such appraisal rights, then the Appraisal Shares will be deemed to have been canceled at the Effective Time, and the holder of those Appraisal Shares will be entitled to receive the Offer Price (payable without any interest thereon) in exchange for his or her Shares. See “—Appraisal Rights.”

Treatment of Nextest Stock Options, Restricted Stock and RSUs. Upon consummation of the Merger, each stock option outstanding under Nextest’s equity incentive plans, whether or not then vested or exercisable, will automatically convert into the right to acquire shares of Teradyne common stock, on substantially the same terms and conditions as were applicable under such Nextest stock option (including vesting schedule) except that

•

the number of shares of Teradyne common stock subject to each such option or right shall be determined by multiplying the number of shares of Nextest stock subject to such option immediately prior to the Merger by a fraction (the “Equity Award Exchange Ratio”), the numerator of which is the Offer Price and the denominator of which is the average closing price of Teradyne common stock on the New York Stock Exchange over the five consecutive trading days immediately preceding (but not including) the date on which the Merger occurs (rounded down to the nearest whole share); and

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the exercise price per share of Teradyne common stock (rounded up to the nearest whole cent) shall equal (x) the per share exercise price for the shares of Nextest stock otherwise purchasable pursuant to such option immediately prior to the Merger divided by (y) the Equity Award Exchange Ratio.

Upon consummation of the Merger, each outstanding share of Nextest restricted stock will automatically convert into the right to receive the Offer Price upon the expiration of the applicable vesting or other lapse restrictions, and will remain subject to the same forfeiture or repurchase conditions in effect on the date of the Merger Agreement, except any such repurchase rights will be assigned to Teradyne.

Upon consummation of the Merger, each outstanding Nextest restricted stock unit will be automatically convert into a Teradyne restricted stock unit. Each such restricted stock unit will continue to have, and be subject to, substantially the same terms and conditions, except that it will be for that number of whole shares of Teradyne common stock equal to the product of the number of shares of Nextest stock that were subject to the restricted stock unit immediately prior to the Merger multiplied by the Equity Award Exchange Ratio (rounded down to the nearest whole share).

Representations and Warranties. The Merger Agreement contains representations and warranties made by Nextest to Teradyne and us, and representations and warranties made by Teradyne and us to Nextest. These representations and warranties are not intended to provide any factual information about Nextest, us or Teradyne.

Nextest’s representations and warranties in the Merger Agreement include representations and warranties relating to, among other things:

•	Nextest’s organization, standing, power to carry on its business and other corporate matters;

•	Nextest’s capitalization;

•	ownership of Nextest’s subsidiaries and their organization, standing, power to carry on their businesses and other corporate matters;

•	the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters;

•	the absence of conflicts with, or violations of, organizational documents, contracts, instruments or law as a result of the Merger Agreement, the Offer or the Merger;

•	required consents and approvals as a result of the execution, delivery and performance by Nextest of the Merger Agreement;

•	compliance of reports, schedules, forms, statements and other documents filed by Nextest with the SEC with applicable requirements and the accuracy of the information in those documents;

•	preparation of Nextest’s financial statements in accordance with U.S. generally accepted accounting principles;

•	the maintenance of disclosure controls and procedures under applicable federal securities laws;

•	the conduct of Nextest’s business since September 29, 2007 and the absence of certain changes related thereto;

•	the absence of undisclosed liabilities;

•	litigation;

•	employee benefits plans;

•	tax matters;

•	material contracts;

•	owned and leased real property and other tangible assets;

•	intellectual property;

•	labor matters;

•	litigation;

•	compliance with laws, court orders and permits;

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the accuracy and completeness of information supplied by or on behalf of Nextest for inclusion or incorporation by reference in this Offer to Purchase and other documents and filings relating to the Offer and the Merger;

•	receipt of an opinion from Nextest’s financial advisor;

•	insurance;

•	environmental laws and regulations

•	brokers’ and finders’ fees;

•	inapplicability of Section 203 of the DGCL and other “takeover” laws;

•	actions taken in accordance with Rule 14d-10 under the Exchange Act; and

•	relationships with customers, suppliers, distributors and sales representatives.

The Merger Agreement also contains representations and warranties made by Teradyne and us to Nextest, including representations and warranties relating to, among other things:

•	Teradyne’s and our organization, standing, power to carry on our respective businesses and other corporate matters;

•	the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters;

•	the absence of conflicts with, or violations of, organizational documents, contracts, instruments or law as a result of the Merger Agreement, the Offer or the Merger;

•	required consents and approvals as a result of the execution, delivery and performance by Teradyne and us of the Merger Agreement;

•	the absence of litigation relating to the Offer or the Merger;

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the accuracy and completeness of information supplied by or on behalf of Teradyne or us for inclusion or incorporation by reference in the proxy filed with the SEC relating to the Merger and the Merger Agreement;

•	the accuracy and completeness of this Offer to Purchase (other than information supplied by or on behalf of Nextest for inclusion or incorporation by reference in this Offer to Purchase);

•	the absence of agreements or understandings between Teradyne or us, on the one hand, and any member of Nextest’s management or directors, on the other hand;

•	the availability of funds to consummate the Offer and the Merger;

•	our formation and past activities;

•	the absence of any vote of Teradyne’s stockholders required to consummate the Offer and the Merger;

•	brokers’ and finders’ fees; and

•	the absence of ownership of any Shares by us or Teradyne.

The representations and warranties contained in the Merger Agreement will not survive the Appointment Time.

The representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger

Agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Teradyne, us or Nextest or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential disclosure schedule that the parties have exchanged. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Teradyne’s or Nextest’s public disclosures.

Conduct of Nextest’s Business Prior to the Effective Time. From the date of the Merger Agreement through the Appointment Time or, if earlier, the termination of the Merger Agreement, Nextest has agreed that, except for specified exceptions, as expressly required by the Merger Agreement or applicable law, or as agreed in writing by Teradyne, Nextest and each of its subsidiaries will:

•	conduct its businesses in all material respects in the ordinary course consistent with past practice; and

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use commercially reasonable efforts consistent with its ordinary course business practices to preserve intact its business organization, to keep available the services of its present officers and key employees, and to preserve the goodwill of those having business relationships with it, including maintaining existing relationships with suppliers, distributors, customers, licensors, employees and others having business relationships with it.

In addition, Nextest has agreed that during the same period, subject to specified exceptions or as agreed in writing by Teradyne, Nextest and each of its subsidiaries will not do any of the following:

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declare, authorize, set aside or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities), except dividends and distributions paid or made on a pro rata basis by Nextest’s subsidiaries to their respective parents;

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split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, except for any such transaction by a wholly owned subsidiary of Nextest which remains a wholly owned subsidiary after consummation of such transaction;

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subject to certain exceptions (in some instances): (1) provide any new benefits or increase the benefits provided to its employees, (2) increase the compensation payable to its directors, executive officers or employees, (3) amend or terminate any employee benefit plan, (4) enter into or amend any employment, consulting, change of control, severance, retention, or indemnification agreement with any of its employees, consultants, directors or officers, (5) hire any new executive officers or employees having the title of Vice President or a title more senior thereto or expand the size of Nextest’s board of directors, (6) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any of its current or former directors, officers or employees or any of their beneficiaries, (7) terminate (other than for cause) or discontinue the employment of any of its executive officers or employees having the title of Vice President or a title more senior thereto, (8) grant any new stock options, shares of restricted stock or restricted stock units, (9) grant cash awards under any bonus, incentive, performance or other compensation plans or arrangements, or (10) make any grant under the Nextest employee stock purchase plan;

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subject to certain exceptions, enter into or make any loans to any of its officers or directors or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons;

•	adopt any amendments to its certificate of incorporation or by-laws or similar applicable charter documents;

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subject to certain exceptions, issue, sell, grant, pledge, dispose of or encumber, or authorize the issuance, sale, grant, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in Nextest of any of its subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities;

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subject to certain exceptions, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or other securities or any rights, warrants or options to acquire any such shares or other securities;

•	the Nextest board of directors will not take actions to accelerate the vesting of any Nextest stock options, restricted stock or restricted stock units as a result of the Offer or Merger;

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subject to certain exceptions, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any lien (other than specified permitted liens) or otherwise dispose of any material properties or assets;

•	sell, dispose of, license, or otherwise transfer any assets material to Nextest and its subsidiaries, taken as a whole;

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acquire (1) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (2) any assets that are material, in the aggregate, to Nextest and its subsidiaries, taken as a whole, except purchases of inventory and components in the ordinary course of business consistent with past practice;

•	adopt or implement any stockholder rights plan;

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except as permitted by the Merger Agreement, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of Nextest or any of its subsidiaries;

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subject to certain exceptions, (1) incur, assume, guarantee, or become obligated with respect to any new indebtedness; (2) make any new borrowings under any existing indebtedness, (3) issue, sell or amend any debt securities or warrants or other rights to acquire any of its debt securities, guarantee any debt securities of another person or entity, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or entity or enter into any arrangement having the economic effect of any of the foregoing, (4) make any loans, advances or capital contributions to, or investments in, any other person or entity, or (5) enter into any hedging agreement or other financial agreement or arrangement;

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make any individual capital expenditure or other expenditure with respect to property, plant or equipment in excess of $200,000, or make capital expenditures or other expenditures with respect to property, plant or equipment in excess of $1,000,000 in the aggregate for Nextest and its subsidiaries, taken as a whole, other than transactions with affiliates of Nextest (other than its subsidiaries);

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make any change in any method of financial or tax accounting or make or rescind any material tax election other than changes required by GAAP or applicable law or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

•	settle or compromise any tax liability or amend any tax return;

•	initiate, compromise or settle any material legal proceeding;

•	open or close any facility or office;

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take any action that would cause any compensation arrangement with any officer, director or stockholder of Nextest not to satisfy the requirements of the non-exclusive safe-harbor in Rule 14d-10(d)(2) under the Exchange Act; or

•	agree, in writing or otherwise, to take any of the foregoing actions.

No Solicitation of Other Offers; Adverse Recommendation Change. Nextest has agreed that it will not, nor will it authorize or permit any of its subsidiaries or any of their respective officers, directors, employees, accountants, consultants, legal counsel, financial advisors and agents and other advisors or representatives to, directly or indirectly:

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initiate, solicit, knowingly encourage or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal (as defined below) or any inquiry, proposal or offer that is reasonably likely to lead to an Alternative Proposal;

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engage, continue or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to Nextest or any of its subsidiaries in connection with, or have any discussions (other than solely to state that they are not permitted to have discussions and to refer to the Merger Agreement) with any person relating to, or that is reasonably likely to lead to, an Alternative Proposal;

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enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal;

•	execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal; or

•	resolve to propose or agree to do any of the foregoing.

However, at any time prior to the Appointment Time, Nextest may respond to an unsolicited bona fide, written Acquisition Proposal received after the date of the Merger Agreement that did not result from a breach of these no-solicitation provisions and that Nextest’s board of directors determines in good faith after consultation with its outside counsel and nationally recognized independent financial advisors constitutes or is reasonably likely to lead to a Superior Proposal (as defined below). Permissible responses are limited to:

•	furnishing non-public information with respect to Nextest to the person making such Alternative Proposal; and

•	participating in discussions or negotiations with such person regarding such Alternative Proposal.

Nextest may not, however, furnish information to the person making the Alternative Proposal unless it has entered into a confidentiality agreement not less restrictive of the person making the Acquisition Proposal than the confidentiality agreement entered into between Nextest and Teradyne.

Nextest has agreed in the Merger Agreement that its board of directors will recommend that the holders of the Shares accept the Offer, tender their Shares to us pursuant to the Offer and, if necessary under applicable law, adopt the Merger Agreement in accordance with the applicable provisions of the DGCL (the “Company Recommendation”). Nextest has also agreed that its board of directors will not:

•	withdraw or modify, or propose publicly to withdraw or modify in a manner adverse to Teradyne or us, the Company Recommendation;

•	approve, recommend or cause or permit Nextest to enter into any letter of intent, agreement in principle, acquisition agreement, option agreement or similar agreement constituting or relating to, or that is intended to be or would reasonably be likely to result in, any Alternative Proposal (other than a confidentiality agreement as described above);

•	adopt, approve, endorse, recommend, or propose publicly to adopt, approve, endorse or recommend, any Alternative Proposal; or

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withdraw or modify, or propose publicly to withdraw or modify, the approval by the compensation committee of Nextest’s board of directors of compensation arrangements with any officer, director or stockholder of Nextest as approved compensation arrangements for purposes of satisfying the requirements of the non-exclusive safe-harbor in accordance with Rule 14d-10(d)(2) under the Exchange Act; or

•	resolve to propose or agree to do any of the foregoing.

However, Nextest’s board of directors may withdraw, modify or qualify the Company Recommendation if, prior to the Appointment Time, it determines in good faith that (1) in the absence of any breach of Nextest’s above described non-solicitation obligations an unsolicited bona fide written Alternative Proposal received by Nextest constitutes a Superior Proposal, or (2) other than in response to an Alternative Proposal following consultation with outside counsel that the exercise of its fiduciary duties so require. If Nextest’s board of directors determines to take this action, it may do so only on or after the third business day after Teradyne has received written notice from Nextest advising Teradyne that Nextest’s board of directors desires to change the Company Recommendation (and the manner and timing in which it intends to do so) and Nextest provides Teradyne with a reasonable opportunity to make adjustments in the terms and conditions of the Merger Agreement and negotiates in good faith with Teradyne with respect thereto during the three business day period after Teradyne has received such written notice, in each case as would enable the Nextest’s board of directors or committee thereof to proceed with the Company Recommendation. In addition, Nextest’s board of directors may only change the Company Recommendation in response to a Superior Proposal if Nextest has complied with its obligations to specify to Teradyne the material terms and conditions of such Superior Proposal and the identity of the person making such Superior Proposal, and Teradyne does not within three Business Days of the receipt of the written notice from Nextest advising Teradyne that Nextest’s board of directors desires to change the Company Recommendation make an offer or proposal that Nextest’s board of directors determines in good faith (after consultation with its nationally recognized independent financial advisors and outside legal counsel) to be at least as favorable to Nextest’s stockholders as such Superior Proposal (with any change to the financial or other material terms of such Superior Proposal requiring a new notice to Teradyne and a new three business day period).

Nextest has agreed to advise Teradyne orally and in writing of any Alternative Proposal or any inquiries, proposals or offers reasonably expected to lead to an Alternative Proposal, any request for information relating to Nextest or its subsidiaries in connection with or reasonably expected to be related to an Alternative Proposal, and any inquiry or request for discussion or negotiation that would reasonably be expected to result in an Alternative Proposal, including in each case the identity of the person making any such Alternative Proposal, indication, inquiry, offer or request and the material terms and conditions of any such Alternative Proposal, indication, inquiry or offer. Nextest is also required to:

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keep Teradyne reasonably informed on a current basis of the status (including any material changes to the terms thereof) of any such discussions or negotiations regarding any Alternative Proposal, indication, inquiry or offer or any material developments relating thereto;

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provide to Teradyne within 24 hours after receipt or delivery thereof copies of all correspondence and other written materials sent or provided to Nextest from any third party or sent or provided by Nextest to any third party that include the terms or conditions of any Alternative Proposal or any financing in connection with any Alternative Proposal;

•	consider in good faith the terms of any counterproposal made by Teradyne; and

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provide or make available to Teradyne any non-public information concerning Nextest or any of its subsidiaries not previously provided to Teradyne contemporaneously with providing any such information to any person making an Alternative Proposal.

Nothing in the non-solicitation provisions described above prohibits Nextest or its board of directors from:

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disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pursuant to Rule 14d-9(f) pending disclosure of its position thereunder; or

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making any disclosure to its stockholders if the Nextest board of directors determines in good faith, after consultation with Nextest’s outside legal counsel, that the failure of Nextest’s board of directors to make such disclosure would be inconsistent with the directors’ fiduciary obligations.

Nextest has agreed that it and its subsidiaries and representatives will cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Alternative Proposal.

The Merger Agreement defines an “Alternative Proposal” to mean, any inquiry, proposal or offer made by any person for:

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a merger, reorganization, share exchange, consolidation, business combination, recapitalization, tender offer, dissolution, liquidation or similar transaction involving Nextest or any of its subsidiaries;

•	the acquisition by any person of 15% or more of the consolidated total assets (based on fair market value) of Nextest and its subsidiaries, taken as a whole; or

•	the acquisition by any person of 15% or more of the outstanding shares of common stock or equity securities of any Nextest subsidiary.

The Merger Agreement defines a “Superior Proposal” to mean a bona fide, unsolicited Alternative Proposal on terms that Nextest’s board of directors determines in good faith, after consultation with Nextest’s nationally recognized, independent financial advisors and outside legal counsel, and taking into account all the terms and conditions of such proposal and the Merger Agreement (including any proposal by Teradyne to amend the terms of the Merger Agreement), to be more favorable to Nextest’s stockholders than the transactions contemplated by the Merger Agreement; except that for purposes of the definition of “Superior Proposal”, the references to “15% or more” in the definition of Alternative Proposal are deemed to be references to “all or substantially all” and no Alternative Proposal may be deemed a Superior Proposal if any required financing is not committed.

Nextest Stockholder Approval of the Merger. Nextest has agreed that, if required under the DGCL in order to consummate the Merger, it will,

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as promptly as practicable following the Appointment Time, prepare and file with the SEC a proxy for the special meeting of Nextest’s stockholders for the purpose of considering and taking action upon the Merger Agreement (the “Special Meeting”);

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as promptly as practicable following the Appointment Time and the expiration of any “subsequent offering period”, duly set a record date for, call and give notice of the Special Meeting (with the record date and meeting date set in consultation with us);

•	as promptly as practicable following the Appointment Time and the expiration of any “subsequent offering period”, convene and hold the Special Meeting;

•	cause the definitive proxy statement to be mailed to its stockholders; and

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use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the Merger Agreement and secure any approval of Nextest stockholders that is required by the DGCL and any other applicable law to effect the Merger.

Efforts to Complete the Merger. Each of Nextest, us and Teradyne has agreed to use its reasonable best efforts to: (1) take all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable law or otherwise to cause the fulfillment of all conditions to the Transactions and to consummate and make effective the Transactions as promptly as practicable; (2) obtain from any governmental entities any consents, licenses, permits, waivers, clearances, approvals, waiting period terminations, authorizations or orders required to be obtained or made in connection with the Transactions; (3) make or cause to be made the applications or filings required to be made under or with respect to the HSR Act or any other applicable laws in connection with the Transactions, as promptly as is reasonably practicable; (4) comply at the earliest practicable date with any request under or with respect to the HSR Act and any such other applicable laws for additional information, documents or other materials received from any governmental entity in connection with such applications or filings or the Transactions; and (5) reasonably coordinate and cooperate in the making of any applications or filings, or obtaining any approvals, required in connection with the Transactions under the HSR Act or any other competition laws.

Notwithstanding the above, neither us nor Teradyne (nor any of our respective affiliates) have any obligation to (1) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, holding separate, license or other disposition of any assets or businesses (including any assets or business of Nextest or any of its subsidiaries); or (2) otherwise take or commit to take any actions that would limit the freedom of Teradyne or its subsidiaries (including the Surviving Corporation’s) or affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets.

In addition, if any “control share acquisition”, “fair price” or other anti-takeover laws enacted under state or federal laws becomes or is deemed to become applicable to Nextest, the Offer, the acquisition of Shares pursuant to the Offer, the Merger or any other Transaction, the Merger Agreement obligates Nextest’s board of directors to take all action necessary to eliminate or minimize the effects of such statutes or regulations on the Offer, the Merger or the Transactions.

Additional Agreements. The Merger Agreement contains additional agreements between Teradyne and Nextest relating to, among other things:

•	Teradyne’s access to information regarding Nextest and its subsidiaries, and the confidentiality of such information;

•	public announcements with respect to the Offer, the Merger and the Merger Agreement;

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notice of (1) the occurrence or non-occurrence of any fact or event whose occurrence or non-occurrence would be reasonably likely to cause either any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or any condition to the Merger to be unsatisfied at any time from the date of the Merger Agreement to the Appointment Time and (2) any material failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied under the Merger Agreement;

•	participation by Teradyne in the defense or settlement of any litigation relating to the Transactions;

•	Nextest’s filing of tax returns and payment of taxes between the date of the Merger Agreement and the consummation of the Merger;

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Approval for purposes of Section 16(b) of the Exchange Act of (1) dispositions pursuant to the Merger Agreement of Nextest equity securities by Nextest directors and officers and (2) issuance of the Merger consideration to holders of Nextest options;

•	the guarantee by Teradyne of our obligations under the Merger Agreement; and

•	Nextest’s enforcement from the date of the Merger Agreement until the consummation of the Merger of confidentiality and standstill agreements.

Termination of the Merger Agreement. The Merger Agreement may be terminated at any time before the Appointment Time:

•	by mutual written consent of Teradyne and Nextest;

•	by either Teradyne or Nextest if:

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the Offer has not been consummated on or before May 31, 2008, unless the terminating party’s breach of any representation, warranty, covenant or agreement in the Merger Agreement has been the cause of, or resulted in, the failure of the Offer to be consummated by such date; or

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a court of competent jurisdiction or other governmental entity shall issues a final, non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the Transactions; or

•	by Teradyne, prior to the purchase of any Shares pursuant to the Offer, if:

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Teradyne is not then in material breach of any representation, warranty, covenant or agreement in the Merger Agreement and Nextest has breached any representation, warranty, covenant or agreement in the Merger Agreement, which breach, either individually or in the aggregate with all such other breaches, would result in certain conditions to our or Teradyne’s obligation to consummate the Offer not being satisfied and (1) such breach cannot be cured or (2) if such breach can be cured, such breach is not cured within 30 days after the receipt of notice thereof by Nextest;

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(1) Nextest’s board of directors or any committee thereof changes the Company Recommendation (whether or not in compliance with the Merger Agreement); (2) Nextest’s board of directors or any committee thereof recommends (or proposes to recommend) any Alternative Proposal (whether or not a Superior Proposal); (3) an Alternative Proposal (whether or not a Superior Proposal) is published, sent or given to the holders of Shares and within 10 business days, Nextest does not make or send to the holders of Shares, pursuant to Rule 14e-2 under the Exchange Act or otherwise, a statement unconditionally reaffirming the Company Recommendation and unconditionally recommending that such holders reject such Alternative Proposal and not tender any Shares into such Alternative Proposal if made in the form of a tender or exchange offer; (4) Nextest fails to include the Company Recommendation in the Schedule 14D-9 or to permit us and Teradyne to include the Company Recommendation in the Offer Documents; (5) Nextest or the compensation committee of Nextest’s board of directors withdraws or modifies, or proposes to withdraw or modify, the approval by the compensation committee of Nextest’s board of directors of compensation arrangements with any officer, director or stockholder of Nextest as approved compensation arrangements for purposes of satisfying the requirements of the non-exclusive safe-harbor in accordance to Rule 14d-10(d)(2) under the Exchange Act; or (6) Nextest’s board of directors or any committee thereof resolves to do any of the foregoing; or

•	by Nextest, prior to the purchase of any Shares pursuant to the Offer, if:

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Nextest is not then in material breach of any representation, warranty, covenant or agreement in the Merger Agreement and we or Teradyne have breached any representation, warranty, covenant or agreement in the Merger Agreement, which breach, either individually or in the aggregate with all such other breaches, has had or is reasonably like to have, individually or in the aggregate, a material adverse effect upon our or Teradyne’s ability to consummate the Offer or Merger and (1) such breach cannot be cured or (2) if such breach can be cured, such breach is not cured within 30 days after the receipt of notice thereof by us and Teradyne;

•	Nextest enters into a definitive agreement with respect to a Superior Proposal, provided that:

•	Nextest has not breached or violated its non-solicitation obligations under the Merger Agreement;

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subject to the terms of the Merger Agreement, Nextest’s board of directors has changed the Company Recommendation in response to such Superior Proposal pursuant to and in compliance with Nextest’s non-solicitation obligations under the Merger Agreement and authorized Nextest to enter into such definitive agreement for such Superior Proposal;

•	immediately prior to the termination of the Merger Agreement, Nextest pays to Teradyne in cash a $14.9 million termination fee; and

•	immediately following the termination, Nextest enters into such definitive agreement to effect such Superior Proposal.

Termination Fee. Nextest is required to pay Teradyne a termination fee of $14.9 million if:

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Nextest terminates the Merger Agreement upon the entry into a definitive agreement to effect a Superior Proposal under the circumstances described above under the caption “Termination of the Merger Agreement”;

•	Teradyne terminates the Merger Agreement because of Nextest’s willful breach of the non-solicitation provisions of the Merger Agreement;

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Teradyne terminates the Merger Agreement because (1) Nextest’s board of directors or any committee thereof changes the Company Recommendation; (2) Nextest’s board of directors or any committee thereof recommends (or proposes to recommend) any Alternative Proposal (whether or not a Superior Proposal); (3) an Alternative Proposal (whether or not a Superior Proposal) is published, sent or given to the holders of Shares and within 10 business days, Nextest does not make or send to the holders of Shares, pursuant to Rule 14e-2 under the Exchange Act or otherwise, a statement unconditionally reaffirming the Company Recommendation and unconditionally recommending that such holders reject such Alternative Proposal and not tender any Shares into such Alternative Proposal if made in the form of a tender or exchange offer; (4) Nextest fails to include the Company Recommendation in the Schedule 14D-9 or to permit us and Teradyne to include the Company Recommendation in the Offer Documents; (5) Nextest or the compensation committee of Nextest’s board of directors withdraws or modifies, or proposes to withdraw or modify, the approval by the compensation committee of Nextest’s board of directors of compensation arrangements with any officer, director or stockholder of Nextest as approved compensation arrangements for purposes of satisfying the requirements of the non-exclusive safe-harbor in accordance to Rule 14d-10(d)(2) under the Exchange Act; or (6) Nextest’s board of directors or any committee thereof resolves to do any of the foregoing; or

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(1) Teradyne or Nextest terminates this Agreement as a result of the failure to satisfy the Minimum Condition, (2) following the execution and delivery of the Merger Agreement and prior to the termination of the Merger Agreement, an Alternative Proposal is publicly announced and (3) concurrently with, or within 12 months following such termination, Nextest enters into a definitive agreement to consummate, or consummates, an Alternative Proposal resulting in the acquisition by any third party of (a) a majority of the outstanding Shares; (b) a majority (by number of shares or voting power) of the outstanding capital stock of Nextest; or (c) a majority of the assets (including the capital stock or assets of any subsidiary) of Nextest.

Amendment, Extension and Waiver. The parties may amend the Merger Agreement at any time before or after approval of the Merger Agreement by Nextest’s stockholders. However, after Nextest has obtained stockholder approval, the parties may not amend the Merger Agreement in a manner that by law requires further approval by Nextest’s stockholders without obtaining such further approval. Any amendment must be in a written instrument signed by Teradyne, Nextest and us.

At any time before the Effective Time, the parties may, to the extent legally allowed, (1) extend the time for the performance of any of the obligations or other acts of the other parties, (2) waive any inaccuracies in the representations and warranties contained in the Merger Agreement and (3) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any extension or waiver must be in a written instrument signed on behalf of the party agreeing to the extension or waiver.

Indemnification of Directors and Officers and Insurance. Teradyne has agreed to cause the Surviving Corporation and its subsidiaries, for 6 years following the Merger, to maintain in effect with respect to acts or omissions prior to the Merger, the exculpation, indemnification and advancement of expenses provisions of the certificates of incorporation and by-laws or similar organization documents of Nextest and its subsidiaries as in effect immediately prior to the Merger or in any indemnification agreements with any of their respective directors, officers or employees as in effect immediately prior to the Merger, and not to amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who were directors, officers or employees of the Nextest or any of its subsidiaries prior to the Merger.

For six years following the Merger, Teradyne has agreed to cause to be maintained in effect directors’ and officers’ liability insurance and fiduciary liability insurance coverage with respect to matters arising at or before consummation of the Merger providing coverage no less favorable to the directors and officers of Nextest and its subsidiaries than the coverage provided by such policies on the date of the Merger Agreement. At Teradyne’s option, in lieu of such insurance, following the Merger the Surviving Corporation may purchase a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Nextest and its subsidiaries with respect to matters arising at or before the consummation of the Merger.

Employee Obligations. Teradyne has agreed:

•

from and after the Merger, to cause the Surviving Corporation to honor all employee benefit plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Merger, provided that nothing in the Merger Agreement prohibits the amendment or termination of any such employee benefit plans, arrangements and agreements in accordance with their terms and applicable law;

•

for a period of 12 months following the Merger, to provide, or cause to be provided, to each current employee and former employee of Nextest and its subsidiaries (“Company Employees”) compensation and benefits that are no less favorable, in the aggregate, than the compensation and benefits provided to Company Employees immediately prior to the Merger;

•

to cause the Surviving Corporation to perform Nextest’s obligations under the change in control and other agreements between Nextest and certain of its officers and employees unless any such officer or employee agrees otherwise;

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Company Employees shall continue to participate in Nextest’s existing benefit plans following the Effective Time unless and until Teradyne chooses to have some or all of the Company Employees participate in one or more employee benefit plans of Teradyne and its subsidiaries (“New Plans”);

•

subject to certain limitations, each Company Employee shall be credited with his or her years of service with Nextest and its subsidiaries and their respective predecessors before the Merger for purposes of vesting, waiting period, eligibility to participate and level of benefits under such New Plans;

•

subject to certain limitations, Teradyne shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plans relating to medical, dental, pharmaceutical and/or vision benefits to any Company Employee to be waived for such employee and his or her covered dependents; and

•

subject to certain limitations, Nextest may pay Company Employees participating in Nextest’s 2008 fiscal year bonus plan the Company Employee’s bonus entitlement under the plan as of December 29, 2007.

Conditions to Offer. We are not required to accept for payment or pay for any Shares if:

•	the Minimum Condition is not satisfied;

•	any waiting period under the HSR Act or under any applicable foreign antitrust law applicable to the Transactions has not expired or terminated; or

•	any of the following events has occurred and is continuing:

•

there has been instituted or is pending any proceeding by any governmental entity challenging or seeking to challenge, or which would reasonably be expected to make illegal or otherwise restrain or prohibit the transactions contemplated by the Merger Agreement, or seeking to obtain from Nextest or us, Teradyne or any of our respective affiliates, any material damages, or otherwise providing material limitations or seeking material obligations (including any obligation to divest assets) from Teradyne, us or Nextest relating to the Merger Agreement, the Merger or the Offer;

•

there is any law, regulation, judgment or court order enacted or in effect which is applicable to (1) Teradyne, us, Nextest or any of Nextest’s subsidiaries, or (2) the Offer, the Merger or the Merger Agreement, other than the routine application to the Offer and the Merger of the waiting period provisions under the Hart Scott Rodino Act, that has the effect of making illegal, or prohibiting or otherwise directly or indirectly restraining or prohibiting the transactions contemplated by the Merger Agreement, including the Offer and the Merger, or that results in, or would reasonably be expected to result in, directly or indirectly, other material limitations or obligations (including any obligation to divest assets) from Teradyne, us or Nextest relating to the Merger Agreement, the Merger or the Offer;

•

there shall have occurred following the date of the Merger Agreement and be continuing any event, change, occurrence, effect, fact or circumstance which has had, or would reasonably be expected to result in, a Company Material Adverse Effect (as defined below);

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(1) any representation or warranty of Nextest relating to the number of outstanding shares of its capital stock, the number of shares of its common stock that are subject to stock options and the exercise price of those stock options, and representations and warranties of Nextest relating to authority, are not true and correct in all material respects, or (2) any other representation or warranty of Nextest contained in the Merger Agreement is not true and correct (without giving effect to any materiality qualifiers), except where the failure of such representations and warranties has not had, and would not reasonably be expected to result in, a Material Adverse Effect;

•

Nextest has failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Nextest to be performed or complied with by it under the Merger Agreement;

•	there is a change in the Company Recommendation; or

•	there is a termination of the Merger Agreement.

A “Company Material Adverse Effect” means any fact, event, effect, change, circumstance or development that, individually or in the aggregate with all other facts, events, effects, changes, circumstances or developments occurring or existing prior to the determination of a Company Material Adverse Effect, has a material adverse effect on (1) the business, assets, liabilities, financial condition or results of operations of Nextest and its subsidiaries, taken as a whole or (2) the ability of Nextest to consummate the Transactions, but shall not include any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period, or events or effects relating to or resulting from:

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changes in general economic or political conditions or the securities, credit or financial markets to the extent such changes do not have a materially disproportionate impact on Nextest and its subsidiaries, taken as a whole, relative to Nextest’s industry peers;

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changes or developments in the industries in which Nextest and its subsidiaries operate to the extent such changes or developments do not have a materially disproportionate impact on Nextest and its subsidiaries, taken as a whole, relative to Nextest’s industry peers;

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changes in law following the date of the Merger Agreement to the extent such changes do not have a materially disproportionate impact on Nextest and its subsidiaries, taken as a whole, relative to Nextest’s industry peers;

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the announcement, negotiation, existence or performance of the Merger Agreement or the Transactions (including the loss or departure of employees or adverse developments in relationships with customers, suppliers, distributors, financing sources, strategic partners or other business partners), but not, for the avoidance of doubt, any breach or violation resulting from Nextest’s execution, delivery and performance of the Merger Agreement or the consummation of the Transactions;

•	the taking of any action required by the Merger Agreement or that Teradyne has requested or to which Teradyne has expressly consented;

•	any acts of terrorism or war to the extent such acts do not have a materially disproportionate impact on Nextest and its subsidiaries, taken as a whole, relative to Nextest’s industry peers;

•	changes after the date of the Merger Agreement in generally accepted accounting principles or the interpretation thereof; or

•	any litigation relating directly and primarily to the announcement, negotiation, execution or performance of the Merger Agreement or the Transactions.

The conditions described above are for the sole benefit of Teradyne and us and, except for the Minimum Condition which may only be waived with the written consent of Nextest, may be waived by Teradyne or us in whole or in part at any time and from time to time and in the sole discretion of Teradyne and us, subject in each case to the terms of the Merger Agreement. The conditions described above are in addition to, and not a limitation of the rights of Teradyne and us to extend, terminate and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The failure by Teradyne or us at any time to exercise any of the above described rights will not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Conditions to Merger. The obligations of Teradyne, us and Nextest to effect the Merger are subject to fulfillment or waiver of the following conditions:

•	The Merger Agreement shall have been adopted by the holders of a majority of the then outstanding Shares, if required by applicable law;

•

No statute, rule or regulation shall have been enacted or promulgated by any governmental entity which prohibits the consummation of the Merger and no temporary restraining order, preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by any governmental entity shall be in effect, which would make the acquisition or holding by Teradyne or its subsidiaries of the Shares or shares of common stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger;

•

We shall have accepted for payment and paid for, or caused to be accepted for payment and paid for, all Shares validly tendered and not withdrawn pursuant to the Offer (including pursuant to any “subsequent offer period” provided by us pursuant to the Merger Agreement); and

•

Any waiting period (and any extension thereof) under the HSR Act or under any similar foreign statutes or regulations applicable to the Merger, and in the case of foreign statutes, the failure to comply with which would have a Company Material Adverse Effect, shall have expired or terminated, or, where applicable, approval has been obtained.

Statutory Requirements. In general, under the DGCL, a merger of two Delaware corporations requires the adoption of a resolution by the board of directors of each of the corporations desiring to merge approving an agreement of merger containing provisions with respect to certain statutorily specified matters, and the approval of such agreement of merger by the stockholders of each corporation by the affirmative vote of the holders of a majority of all the outstanding shares of stock entitled to vote on such merger. The Shares entitle the holders thereof to voting rights.

The DGCL also provides that, if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise we acquire or control the voting power of at least 90% of the outstanding Shares, we could, and intend to, effect the Merger without prior notice to, or any action by, any other stockholder of Nextest.

Appraisal Rights. No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, Nextest’s stockholders that have not tendered their Shares will have certain rights under Section 262 of the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Nextest stockholders that perfect these rights by complying with the procedures set forth in Section 262 of the DGCL will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price. Nextest stockholders should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a merger is not an opinion as to fair value under Section 262 of the DGCL. If any Nextest stockholder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his or her right to appraisal, as provided in the DGCL, each of the Shares of such holder will be converted into the right to receive the Offer Price in accordance with the Merger Agreement. You may withdraw your demand for appraisal by delivery to us of a written withdrawal of your demand for appraisal prior to the Merger.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by Nextest stockholders desiring to exercise any available appraisal rights.

The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the DGCL. Failure to follow the steps required by the DGCL for perfecting appraisal rights may result in the loss of such rights. If a stockholder withdraws or loses his right to appraisal, such stockholder’s Shares will be automatically converted in the Merger into, and represent only the right to receive, the price per Share to be paid in the Merger, without interest. Nextest stockholders who tender shares in the Offer will not have appraisal rights.

Stockholders’ Agreements. On December 11, 2007 Teradyne and we entered into Stockholders’ Agreements with each of Nextest’s directors and named executive officers, (the “Voting Agreement Signatories”). As of December 11,

2007, the Voting Agreement Signatories together had voting and dispositive control over outstanding Shares representing approximately 26% of the then outstanding Shares (and representing approximately 23% of the Shares then estimated to be deemed outstanding for purposes of determining the Minimum Condition). Pursuant to the Stockholders’ Agreements, each Voting Agreement Signatory has agreed to tender and, subject to satisfaction of the Minimum Condition, sell to us all such person’s Shares pursuant to the Offer not later than the third business day prior to the initial expiration date of the Offer, and not to withdraw such Shares once tendered. Each Voting Agreement Signatory has also agreed to vote his or her Shares (a) in favor of the Merger Agreement and the Merger and (b) against any Alternative Proposal. In addition, under the Stockholders’ Agreements (so long as it remains in effect), each Voting Agreement Signatory has granted an irrevocable proxy to and appointed Teradyne or any nominee of Teradyne as such Voting Agreement Signatory’s proxy and attorney-in-fact to vote all of the Shares held by each such Voting Agreement Signatory (a) in favor of the Merger Agreement and the Merger and (b) against any Alternative Proposal.

The Stockholders’ Agreements and the obligations of each Voting Agreement Signatory thereunder will terminate automatically upon the earliest to occur of the following: (1) the termination of the Merger Agreement in accordance with its terms, (2) the acceptance by Teradyne of the tender of Shares pursuant to the Offer, and (3) the consummation of the Merger.

“Going Private” Transactions. The SEC has adopted Rule 13e-3 promulgated under the Exchange Act, which is applicable to certain “going private” transactions and which may, under certain circumstances, be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (1) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination, or (2) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Teradyne and we believe that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, Nextest’s stockholders will receive the same price per Share as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in the transaction be filed with the SEC and disclosed to stockholders prior to the consummation of the transaction.

Plans for Nextest. In connection with the Offer, Teradyne and we have reviewed and will continue to review various possible business strategies that they might consider in the event that we acquire control of Nextest, whether pursuant to the Offer, the Merger or otherwise. These changes could include, among other things, changes in Nextest’s business corporate structure, capitalization and management. Upon the consummation of the Merger, Nextest will become a wholly owned subsidiary of Teradyne.

12. SOURCE AND AMOUNT OF FUNDS

We estimate that the total amount of funds and other consideration required to purchase all outstanding Shares pursuant to the Offer and to complete the Merger and to pay related fees and expenses will be approximately $325 million. This figure is net of the cash acquired and includes the fair value of fully vested employee equity instruments and transaction costs. Teradyne will ensure that we have sufficient funds to acquire all of the outstanding Shares pursuant to the Offer and the Merger. The Offer is not conditioned upon any financing arrangements. Teradyne’s existing cash on hand will provide the necessary funds to complete the Offer and the Merger.

13. DIVIDENDS AND DISTRIBUTIONS.

The Merger Agreement provides that, without the prior written consent of Teradyne, Nextest will not, and will not permit any of its subsidiaries to, prior to the Effective Time:

•

declare, authorize, set aside or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Nextest or its subsidiaries), except dividends and distributions paid or made on a pro rata basis by such subsidiaries to their respective parents;

•

split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, except for any such transaction by a wholly owned subsidiary of Nextest which remains a wholly owned subsidiary after consummation of such transaction; or

•	purchase, redeem or otherwise acquire any shares of its capital stock or other securities or any rights, warrants or options to acquire any such shares or other securities, except:

•	for transactions among Nextest and its wholly owned subsidiaries or among Nextest’s wholly owned subsidiaries;

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the acquisition of shares of Nextest stock from holders of Nextest stock options in full or partial payment of the exercise price payable by such holder upon exercise of Nextest stock options to the extent required under the terms of such options as in effect on the date of the Merger Agreement, or

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from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of services to Nextest or any of its subsidiaries.

14. CONDITIONS OF THE OFFER.

We are not required to accept for payment or pay for any Shares if:

•	the Minimum Condition is not satisfied;

•	any waiting period under the HSR Act or under any applicable foreign antitrust law applicable to the Transactions has not expired or terminated; or

•	any of the following events has occurred and is continuing:

•

there has been instituted or is pending any proceeding by any governmental entity challenging or seeking to challenge, or which would reasonably be expected to make illegal or otherwise restrain or prohibit the transactions contemplated by the Merger Agreement, or seeking to obtain from Nextest or us, Teradyne or any of our respective affiliates, any material damages, or otherwise providing material limitations or seeking material obligations (including any obligation to divest assets) from Teradyne, us or Nextest relating to the Merger Agreement, the Merger or the Offer;

•

there is any law, regulation, judgment or court order enacted or in effect which is applicable to (1) Teradyne, us, Nextest or any of Nextest’s subsidiaries, or (2) the Offer, the Merger or the Merger Agreement, other than the routine application to the Offer and the Merger of the waiting period provisions under the Hart Scott Rodino Act, that has the effect of making illegal, or prohibiting or otherwise directly or indirectly restraining or prohibiting the transactions contemplated by the Merger Agreement, including the Offer and the Merger, or that results in, or would reasonably be expected to result in, directly or indirectly, other material limitations or obligations (including any obligation to divest assets) from Teradyne, us or Nextest relating to the Merger Agreement, the Merger or the Offer;

•

there shall have occurred following the date of the Merger Agreement and be continuing any event, change, occurrence, effect, fact or circumstance which has had, or would reasonably be expected to result in, a Company Material Adverse Effect (as defined below);

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(1) any representation or warranty of Nextest relating to the number of outstanding shares of its capital stock, the number of shares of its common stock that are subject to stock options and the exercise price of those stock options, and representations and warranties of Nextest relating to authority, are not true and correct in all material respects, or (2) any other representation or warranty of Nextest contained in the Merger Agreement is not true and correct (without giving effect to any materiality qualifiers), except where the failure of such representations and warranties has not had, and would not reasonably be expected to result in, a Material Adverse Effect;

•

Nextest has failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Nextest to be performed or complied with by it under the Merger Agreement;

•	there is a change in the Company Recommendation; or

•	there is a termination of the Merger Agreement.

The conditions described above are for the sole benefit of Teradyne and us and, except for the Minimum Condition which may only be waived with the written consent of Nextest, may be waived by Teradyne or us in whole or in part at any time and from time to time and in the sole discretion of Teradyne and us, subject in each case to the terms of the Merger Agreement. The conditions described above are in addition to, and not a limitation of the rights of Teradyne and us to extend, terminate and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The failure by Teradyne or us at any time to exercise any of the above described rights will not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. LEGAL MATTERS; REQUIRED REGULATORY APPROVALS

Except as set forth in this Offer to Purchase, based on Teradyne’s and our review of publicly available filings by Nextest with the SEC and other information regarding Nextest, neither Teradyne nor we are aware of any licenses or regulatory permits that appear to be material to the business of Nextest and its subsidiaries, taken as a whole, that might be adversely affected by our acquisition of Shares in the Offer. In addition, neither Teradyne nor we are aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency under laws regulating competition other than the filings under the HSR Act and those that may be required under the antitrust or competition laws of certain foreign countries. Should any such approval or other action be required, Teradyne and we expect to seek such approval or action, except as described below under “—State Takeover Laws.” Should any such approval or other action be required, Teradyne and we cannot be certain that Teradyne and we would be able to obtain any such approval or action without substantial conditions or that adverse consequences might not result to Nextest’s or its subsidiaries’ businesses, or that certain parts of Nextest’s, Teradyne’s, ours or any of our respective subsidiaries’ businesses might not have to be disposed of or held separate in order to obtain such approval or action. In that event, we may not be required to purchase any Shares in the Offer. See the “Introduction” to this Offer to Purchase and Section 14—“Conditions of the Offer” for a description of the conditions to the Offer.

State Takeover Laws. Nextest is incorporated in Delaware and is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents an “interested stockholder” (including a person that has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. Nextest’s board of directors approved for purposes of Section 203 of the DGCL the execution, delivery and performance of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement and has taken all appropriate action so that Section 203 of the DGCL, with respect to Nextest, will not be applicable to Teradyne and us by virtue of such actions.

A number of states have adopted takeover laws and regulations that purport to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, stockholders, principal executive offices or principal places of business in those states. To the extent that these state takeover statutes (other than Section 203 of the DGCL) purport to apply to the Offer or the Merger, Teradyne and we believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the U.S. Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

Except as set forth in this Offer to Purchase, Teradyne and we have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. Teradyne and we reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action that Teradyne and we take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, Teradyne and we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Teradyne and we might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14—“Conditions of the Offer.”

Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be completed unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Premerger Notification Office of the FTC and certain waiting period requirements have been satisfied. The initial waiting period for an all cash tender offer is 15 days from the date the acquiring party makes its filing, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an investigation is required and asks the filing person voluntarily to withdraw and refile to allow a second 15-day waiting period, or issues a formal request for additional information and documentary material. The purchase of Shares pursuant to the Offer is subject to such filing and waiting period requirements.

Teradyne and Nextest submitted their pre-merger notification and report forms to the FTC and the Antitrust Division on December 19, 2007. The initial waiting period will expire at 11:59 pm, Eastern Time, on January 3, 2008.

The FTC and the Antitrust Division scrutinize the legality under the antitrust laws of transactions, such as Teradyne’s acquisition of Shares in the Offer and the Merger. At any time before or after our purchase of Shares, the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of Teradyne, us, Nextest or any of our or their respective subsidiaries or affiliates. Private parties as well as state attorneys general also may bring legal actions under the antitrust laws under certain circumstances. See Section 14—“Conditions of the Offer.”

Teradyne and Nextest own property and conduct business in a number of foreign countries and jurisdictions. In connection with the acquisition of the Shares in the Offer or the Merger, the antitrust or competition laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the approval or consent of, governmental authorities in such countries and jurisdictions. The satisfaction of these requirements is a condition to the closing of the Merger. In connection with obtaining approvals or consents, the governments in foreign countries and jurisdictions might attempt to impose additional conditions on Teradyne’s or Nextest’s operations in those countries and jurisdictions. We cannot be certain when required approvals or consents will be granted or if they will be granted.

Based upon an examination of publicly available information relating to the businesses in which Nextest is engaged, Teradyne and we believe that the acquisition of Shares in the Offer and the Merger should not violate applicable antitrust or competition laws. Nevertheless, Teradyne and we cannot be certain that a challenge to the Offer and the Merger on antitrust or competition grounds will not be made, or, if such challenge is made, what the result will be. See Section 14—“Conditions of the Offer.”

16. FEES AND EXPENSES.

Goldman, Sachs & Co. is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Teradyne and Offeror in connection with the acquisition of Nextest. In its role as Dealer Manager, Goldman, Sachs & Co. may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact Goldman, Sachs & Co. Goldman, Sachs & Co. is being paid reasonable and customary compensation for its services as financial advisor. Goldman, Sachs & Co. is also entitled to reimbursement for certain expenses incurred by Goldman, Sachs & Co., including the fees and expenses of legal counsel and to indemnification against certain liabilities and expenses in connection with its engagements, including certain liabilities under the federal securities laws.

Goldman, Sachs & Co. and its affiliates have provided and may in the future provide various investment banking, financial advisory and other services to Teradyne or its affiliates, for which they have received or may receive customary compensation. In the ordinary course of business, including their trading and brokerage operations and in a fiduciary capacity, Goldman, Sachs & Co. and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in Teradyne’s and/or Nextest ‘s securities, including the Shares. As a result, Goldman, Sachs & Co. at any time may own certain of Teradyne’s and/or Nextest’s equity securities, including the Shares. In addition, Goldman, Sachs & Co. may tender Shares into the Offer for its own account.

Teradyne has retained Georgeson Inc. as Information Agent in connection with the Offer. The Information Agent may contact Nextest’s stockholders by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. Teradyne will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. Teradyne has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the U.S. federal securities laws. In addition, Teradyne has retained Computershare Trust Company, N.A. as the Depositary. Teradyne will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

Except as set forth above, Teradyne will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Teradyne will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

If you are the record holder of your Shares and are entitled to a payment in excess of $500,000 in exchange for your Shares, you have the right, if you so elect, to receive payment by electronic wire transfer (rather than by bank check), in which case payment will be made net of a $100 wire transfer fee.

17. MISCELLANEOUS.

Teradyne and we are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Teradyne and we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Teradyne and we will make a good faith effort to comply with that state statute. If, after a good faith effort, Teradyne and we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, Nextest’s stockholders in that state.

Teradyne and we have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 promulgated under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Nextest has filed with the SEC the Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 promulgated under the Exchange Act, setting forth the recommendation of Nextest’s board of directors with respect to the Offer and the reasons for the recommendation of Nextest’s board of directors and furnishing certain additional related information. A copy of these documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 8—“Information Concerning Nextest” and Section 9—“Information Concerning Teradyne and Offeror.”

Neither Teradyne nor we have authorized any person to give any information or to make any representation on behalf of either Teradyne or us not contained in this Offer to Purchase or in the related Letter of Transmittal, and, if given or made, you should not rely on any such information or representation as having been authorized.

Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Teradyne, us, Nextest or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

NAC EQUIPMENT CORPORATION

Dated: December 21, 2007

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF TERADYNE, INC. AND OFFEROR

1. Teradyne, Inc.

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Teradyne. The business address of each of these individuals is c/o Teradyne, Inc., at 600 Riverpark Drive, North Reading, Massachusetts 01890, and each of these individuals is a citizen of the United States of America.

Directors

James W. Bagley

Mr. Bagley has served as Executive Chairman of the Board of Directors of Lam Research Corporation since June 2005 and previously, from September 1998 to June 2005, served as Chairman of the Board of Directors and, from August 1997 until June 2005, served as Chief Executive Officer. He served as Chairman and Chief Executive Officer of OnTrak Systems, Inc. from May 1996 until July 1997. From November 1981 until May 1996, Mr. Bagley served in various capacities at Applied Materials, Inc., including President and Chief Operating Officer from 1987 through 1994, Vice Chairman and Chief Operating Officer from January 1994 until October 1995, and Vice Chairman from October 1995 until May 1996.

Michael A. Bradley

Mr. Bradley has served as Chief Executive Officer of Teradyne since May 2004 and as President since May 2003. He served as President of the Semiconductor Test Division from April 2001 until May 2003 and as Chief Financial Officer from July 1999 until April 2001. He served in various Vice President positions within Teradyne from 1992 until 2001.

Albert Carnesale

Mr. Carnesale has served as Chancellor Emeritus and Professor of the University of California, Los Angeles since July 2006 and served as Chancellor from July 1997 to July 2006. He served as Provost of Harvard University from October 1994 until June 1997 and was the Dean of The John F. Kennedy School of Government from November 1991 through December 1995 where he also served as Professor of Public Policy from 1974 through 1995.

Edwin J. Gillis

Mr. Gillis served as Senior Vice President of Administration and Integration of Symantec Corporation from July 2005 to December 2005, following the merger of Veritas Software Corporation and Symantec Corporation. He served as Executive Vice President and Chief Financial Officer of Veritas Software Corporation from November 2002 to June 2005. From September 1995 to November 2002, Mr. Gillis served as the Executive Vice President and Chief Financial Officer of Parametric Technology Corporation. From 1991 to September 1995, Mr. Gillis served as the Chief Financial Officer of Lotus Development Corporation. Prior to joining Lotus, Mr. Gillis was a Certified Public Accountant and a partner at Coopers & Lybrand L.L.P.

Vincent M. O’Reilly	Mr. O’Reilly has served as a Distinguished Senior Lecturer at the Carroll Graduate School of Management of Boston College since

October 1997. From 1969 until his retirement in September 1997, he was a partner, Chief Operating Officer or Vice Chairman at Coopers & Lybrand LLP.

Paul J. Tufano

Mr. Tufano served as Executive Vice President and Chief Financial Officer of Solectron Corporation from January 2006 to October 2007 and served as interim Chief Executive Office from February 2007 to October 2007. Mr. Tufano served as President and Chief Executive Officer at Maxtor Corporation from February 2003 to November 2004. Prior to that time, he served as Executive Vice President and Chief Operating Officer from April 2001 and as Chief Financial Officer from July 1996 at Maxtor Corporation. From 1979 until he joined Maxtor Corporation in 1996, Mr. Tufano held a variety of management positions in finance and operations at International Business Machines Corporation (“IBM”).

Roy A. Vallee

Mr. Vallee has been Chairman of the Board of Directors and Chief Executive Officer of Avnet, Inc. since July 1998. From November 1992 until July 1998, he was Vice Chairman of the Board of Directors of Avnet, Inc. He also served as President and Chief Operating Officer of Avnet, Inc. from March 1992 until July 1998.

Patricia S. Wolpert

Ms. Wolpert has been the owner of Wolpert Consulting LLC since October 2003. From December 2001 until her retirement in March 2003, she served as Vice President, Sales Transformation, Americas, at IBM. From June 2000 until December 2001, Ms. Wolpert served as Vice President, Central Region, Americas, at IBM and from January 1999 until June 2000, served as Vice President, Business Operations, Americas, at IBM. From January 1993 until December 1998, she served in various capacities at IBM, including General Manager System Sales, Latin America; Executive Assistant to the Chairman’s Office; General Manager, Northeast Area; Vice President of Operations, Northease Area; and General Manager, Northern New England. In January 2007, Ms. Wolpert began serving as the independent Chair of the Board of Directors of Teradyne.

Executive Officers

Michael A. Bradley

Mr. Bradley has served as Chief Executive Officer of Teradyne since May 2004 and as President since May 2003. He served as President of the Semiconductor Test Division from April 2001 until May 2003 and as Chief Financial Officer from July 1999 until April 2001. He served in various Vice President positions within Teradyne from 1992 until 2001.

Gregory R. Beecher

Mr. Beecher has served as Vice President and Chief Financial Officer of Teradyne since 2001 and Treasurer of Teradyne from 2003 to 2005 and since 2006. Prior to joining Teradyne he was a partner at PricewaterhouseCoopers LLP from 1993 to 2001.

Eileen Casal	Ms. Casal has served as Teradyne’s Vice President, General Counsel and Secretary since 2003. Prior to joining Teradyne, Ms. Casal served as Vice President, General Counsel and Corporate Secretary of GSI Lumonics, Inc. from 2001 until 2003. She served as Vice President, General Counsel and Corporate Secretary of Adero, Inc. from 2000 until 2001. She served as Vice President, General Counsel and Assistant Clerk of Teradyne from 1999 to 2000. From 1986 until 1999, Ms. Casal held a number of legal positions at Stratus Computer, Inc., including Vice President, General Counsel and Assistant Clerk.

Jeffery R. Hotchkiss

Mr. Hotchkiss has served as Teradyne’s President of Systems Test Group since 2007. He served as Teradyne’s President of Assembly Test Systems from 2004 to 2007 and President of Diagnostic Solutions from 2005 to 2007. Mr. Hotchkiss was a director, Chief Executive Officer and President of Empirix, Inc. Corporation from 2000 to 2004. He also served as Teradyne’s Chief Financial Officer from 1997 to 1999 and Vice President of Teradyne from 1990 to 1999.

Mark E. Jagiela

Mr. Jagiela has served as Teradyne’s President of Semiconductor Test Systems since 2003. He served as a Vice President of Teradyne from 2001 to 2003. He served as General Manager of Teradyne’s VLSI Test Division from 2000 to 2001. Mr. Jagiela was VLSI Test Division Engineering Manager from 1999 to 2000 and Teradyne’s Japan Division General Manager from 1991 to 1999.

2. Offeror

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Offeror. The business address of each of these individuals is c/o NAC Equipment Corporation, at 600 Riverpark Drive, North Reading, Massachusetts 01890, and each of these individuals is a citizen of the United States of America.

Directors

Michael A. Bradley

Mr. Bradley has served as Chief Executive Officer of Teradyne since May 2004 and as President since May 2003. He served as President of the Semiconductor Test Division from April 2001 until May 2003 and as Chief Financial Officer from July 1999 until April 2001. He served in various Vice President positions within Teradyne from 1992 until 2001.

Gregory R. Beecher

Mr. Beecher has served as Vice President and Chief Financial Officer of Teradyne since 2001 and Treasurer of Teradyne from 2003 to 2005 and since 2006. Prior to joining Teradyne he was a partner at PricewaterhouseCoopers LLP from 1993 to 2001.

Eileen Casal

Ms. Casal has served as Teradyne’s Vice President, General Counsel and Secretary since 2003. Prior to joining Teradyne, Ms. Casal served as Vice President, General Counsel and Corporate Secretary of GSI Lumonics, Inc. from 2001 until 2003. She served as Vice President, General Counsel and Corporate Secretary of Adero, Inc. from 2000 until 2001. She served as Vice President, General Counsel and

Assistant Clerk of Teradyne from 1999 to 2000. From 1986 until 1999, Ms. Casal held a number of legal positions at Stratus Computer, Inc., including Vice President, General Counsel and Assistant Clerk.

Executive Officers

Michael A. Bradley

Mr. Bradley has served as Chief Executive Officer of Teradyne since May 2004 and as President since May 2003. He served as President of the Semiconductor Test Division from April 2001 until May 2003 and as Chief Financial Officer from July 1999 until April 2001. He served in various Vice President positions within Teradyne from 1992 until 2001.

Gregory R. Beecher

Mr. Beecher has served as Vice President and Chief Financial Officer of Teradyne since 2001 and Treasurer of Teradyne from 2003 to 2005 and since 2006. Prior to joining Teradyne he was a partner at PricewaterhouseCoopers LLP from 1993 to 2001.

Eileen Casal

Ms. Casal has served as Teradyne’s Vice President, General Counsel and Secretary since 2003. Prior to joining Teradyne, Ms. Casal served as Vice President, General Counsel and Corporate Secretary of GSI Lumonics, Inc. from 2001 until 2003. She served as Vice President, General Counsel and Corporate Secretary of Adero, Inc. from 2000 until 2001. She served as Vice President, General Counsel and Assistant Clerk of Teradyne from 1999 to 2000. From 1986 until 1999, Ms. Casal held a number of legal positions at Stratus Computer, Inc., including Vice President, General Counsel and Assistant Clerk.

Facsimile copies of Letters of Transmittal, properly completed and duly executed, will be accepted. The appropriate Letter of Transmittal, the Share Certificates and any other required documents should be sent or delivered by each Nextest stockholder or the Nextest stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

Computershare Trust Company, N.A.

By Mail:	By Facsimile Transmission (For Eligible Institutions Only):	By Overnight Mail or Courier:

Computershare Trust Company, N.A. P.O. Box 43011 Providence, RI 02940-3011 Attn: Corporate Actions Voluntary Offer	(617) 360-6810 Confirm by Telephone (For Eligible Institutions Only): (781) 575-2332	Computershare Trust Company, N.A. 250 Royall Street Canton, MA 02021 Attn: Corporate Actions Voluntary Offer

You may direct questions and requests for assistance to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and other tender offer materials from the Information Agent or the Dealer Manager as set forth below, and they will be furnished promptly at Teradyne’s expense. You also may contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson, Inc.

199 Water Street, 26th Floor

New York, NY 10038-3560

Banks and Brokers Call: (212) 440-9800

All Others Call Toll-Free: (800) 733-6092

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.

85 Broad Street

New York, New York 10004

Call Collect: (212) 902-1000

Call Toll-Free: (800) 323-5678